STOCK PURCHASE AGREEMENT



                             dated as of

                          September 1, 1995

                           by and between



                      TPG COMMUNICATIONS, INC.




                                 and





                      ST. JOE INDUSTRIES, INC.

                        TABLE OF CONTENTS

Section                                                          Page

PARTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
PREAMBLE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1


                              ARTICLE I
                             DEFINITIONS

     1.01 Definitions. . . . . . . . . . . . . . . . . . . . . . .  1


                             ARTICLE II
                     PURCHASE PRICE AND CLOSING

     2.01 Purchase Price . . . . . . . . . . . . . . . . . . . . . 13
     2.02 Closing. . . . . . . . . . . . . . . . . . . . . . . . . 13
     2.03 Deliveries at the Closing. . . . . . . . . . . . . . . . 14
     2.04 Purchase Price Adjustment. . . . . . . . . . . . . . . . 16
     2.05 The Closing Schedule . . . . . . . . . . . . . . . . . . 16
     2.06 Resolution of Net Worth Disputes . . . . . . . . . . . . 17


                             ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF SELLER

     3.01 Corporate Existence and Power, Etc.. . . . . . . . . . . 18
     3.02 Capital Stock. . . . . . . . . . . . . . . . . . . . . . 19
     3.03 Corporate Authorization. . . . . . . . . . . . . . . . . 22
     3.04 Consents and Approvals; No Violation . . . . . . . . . . 22
     3.05 Financial Statements . . . . . . . . . . . . . . . . . . 23
     3.06 Absence of Certain Changes . . . . . . . . . . . . . . . 24
     3.07 Title to Properties. . . . . . . . . . . . . . . . . . . 26
     3.08 Litigation . . . . . . . . . . . . . . . . . . . . . . . 27
     3.09 Certain Agreements . . . . . . . . . . . . . . . . . . . 28
     3.10 Compliance with Laws . . . . . . . . . . . . . . . . . . 29
     3.11 Tariffs; FCC Licenses; Non-FCC Authorizations. . . . . . 29
     3.12 Access Lines and Exchanges . . . . . . . . . . . . . . . 31
     3.13 Finders' Fees. . . . . . . . . . . . . . . . . . . . . . 31
     3.14 No Implied Representation. . . . . . . . . . . . . . . . 32
     3.15 Corporate Records. . . . . . . . . . . . . . . . . . . . 32
     3.16 Condition of Tangible Assets . . . . . . . . . . . . . . 33
     3.17 Insurance. . . . . . . . . . . . . . . . . . . . . . . . 33

                             ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF BUYER

Section                                                          Page
     4.01 Organization and Existence . . . . . . . . . . . . . . . 34
     4.02 Corporate Authorization. . . . . . . . . . . . . . . . . 35
     4.03 Consents and Approvals; No Violation . . . . . . . . . . 35
     4.04 Finders' Fees. . . . . . . . . . . . . . . . . . . . . . 36
     4.05 Litigation . . . . . . . . . . . . . . . . . . . . . . . 37
     4.06 Funding. . . . . . . . . . . . . . . . . . . . . . . . . 37
     4.07 Investor Status. . . . . . . . . . . . . . . . . . . . . 37

                              ARTICLE V
                      COVENANTS OF THE PARTIES

     5.01 Conduct of the Business. . . . . . . . . . . . . . . . . 38
     5.02 Access to Information. . . . . . . . . . . . . . . . . . 42
     5.03 Efforts; Further Assurances; Permits . . . . . . . . . . 43
     5.04 Books and Records. . . . . . . . . . . . . . . . . . . . 44
     5.05 Governmental Regulatory Approval . . . . . . . . . . . . 45
     5.06 FCC Consents . . . . . . . . . . . . . . . . . . . . . . 46
     5.07 HSR Act Review . . . . . . . . . . . . . . . . . . . . . 46
     5.08 Effect of Due Diligence and Related Matters. . . . . . . 47
     5.09 Interests. . . . . . . . . . . . . . . . . . . . . . . . 47
     5.10 Intercompany Payables and Receivables. . . . . . . . . . 48
     5.11 Environmental Evaluation . . . . . . . . . . . . . . . . 48
     5.12 Real Property. . . . . . . . . . . . . . . . . . . . . . 48
     5.13 Capital Expenditures . . . . . . . . . . . . . . . . . . 48
     5.14 Dividends/Distributions. . . . . . . . . . . . . . . . . 49
     5.15 FCC Filings. . . . . . . . . . . . . . . . . . . . . . . 49

                             ARTICLE VI
                             TAX MATTERS

     6.01 Pre-Closing Tax Periods; Post-Closing Tax Periods;
          Bridge Tax Periods . . . . . . . . . . . . . . . . . . . 50
     6.02 Refunds or Credits . . . . . . . . . . . . . . . . . . . 55
     6.03 Mutual Cooperation . . . . . . . . . . . . . . . . . . . 56
     6.04 Tax Audits . . . . . . . . . . . . . . . . . . . . . . . 56

Section                                                          Page
     6.05 Section 338 Election . . . . . . . . . . . . . . . . . . 58
     6.06 No Offset. . . . . . . . . . . . . . . . . . . . . . . . 60

                             ARTICLE VII
                          EMPLOYEE BENEFITS

     7.01 Employee Benefit Plans . . . . . . . . . . . . . . . . . 61
     7.02 Benefit Plan Compliance. . . . . . . . . . . . . . . . . 63
     7.03 Employees of the Subsidiaries. . . . . . . . . . . . . . 65
     7.04 Subsidiary Benefit Plans . . . . . . . . . . . . . . . . 66
     7.05 Buyer Benefit Plans. . . . . . . . . . . . . . . . . . . 67
     7.06 Seller's 401(k) Plan . . . . . . . . . . . . . . . . . . 67
     7.07 No Third Party Beneficiaries . . . . . . . . . . . . . . 69
     7.08 Severance. . . . . . . . . . . . . . . . . . . . . . . . 69

                            ARTICLE VIII
                        CONDITIONS TO CLOSING

     8.01 Conditions to the Obligations of Each Party. . . . . . . 71
     8.02 Conditions to Obligation of Buyer. . . . . . . . . . . . 72
     8.03 Conditions to Obligation of Seller . . . . . . . . . . . 73


                             ARTICLE IX
                     TERMINATION AND ABANDONMENT

     9.01 Termination. . . . . . . . . . . . . . . . . . . . . . . 74
     9.02 Effect of Termination. . . . . . . . . . . . . . . . . . 75


                              ARTICLE X
                      SURVIVAL; INDEMNIFICATION

     10.01     Survival. . . . . . . . . . . . . . . . . . . . . . 75
     10.02     Indemnification . . . . . . . . . . . . . . . . . . 76
     10.03     Procedures. . . . . . . . . . . . . . . . . . . . . 76
     10.04     Tax, Insurance and Other Benefits . . . . . . . . . 79
     10.05     Environmental Indemnification . . . . . . . . . . . 79

                              ARTICLE XI
                            MISCELLANEOUS

Section                                                          Page
     11.01     Notices . . . . . . . . . . . . . . . . . . . . . . 80
     11.02     Amendments; No Waivers. . . . . . . . . . . . . . . 82
     11.03     Expenses. . . . . . . . . . . . . . . . . . . . . . 82
     11.04     Assignment; Parties in Interest . . . . . . . . . . 82
     11.05     Governing Law; Jurisdiction; Forum. . . . . . . . . 82
     11.06     Counterparts; Effectiveness . . . . . . . . . . . . 83
     11.07     Entire Agreement. . . . . . . . . . . . . . . . . . 83
     11.08     Publicity . . . . . . . . . . . . . . . . . . . . . 84
     11.09     Captions. . . . . . . . . . . . . . . . . . . . . . 84
     11.10     Severability. . . . . . . . . . . . . . . . . . . . 84
     11.11     Knowledge . . . . . . . . . . . . . . . . . . . . . 84
     11.12     Purchase Price Adjustment . . . . . . . . . . . . . 85

                              EXHIBITS

     A.   Net Worth. . . . . . . . . . . . . . . . . . . . . . . .A-1
     B.   Opinion of Counsel to Buyer. . . . . . . . . . . . . . .B-1
     C.   Opinion of Counsel to Seller . . . . . . . . . . . . . .C-1

                      STOCK PURCHASE AGREEMENT



     AGREEMENT (this "Agreement") dated as of the 1st day of September, 1995 between St. Joe Industries, Inc., a Florida corporation (the "Seller"), and TPG Communications, Inc., a Delaware corporation (the "Buyer");

                        W I T N E S S E T H :
     WHEREAS, Seller is the beneficial and record owner of all the issued and outstanding shares of the capital stock of St. Joe Communications, Inc. ("SJC"); and
     WHEREAS, Seller desires to sell, convey, assign, transfer and deliver to Buyer, and Buyer desires to purchase and accept from Seller, such shares of capital stock of SJC; and
     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

                              ARTICLE I
                             DEFINITIONS

1.01 Definitions.

     (a) The following terms, as used herein, have the following meanings:

"Act" has the meaning set forth in Section 5.15.

"APSC" shall mean the Alabama Public Service Commission.

"Affiliate" shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person; "Buyer Affiliates" shall mean the Affiliates of Buyer and "Seller Affiliates" shall mean the Affiliates of Seller.

"Agreement" has the meaning set forth in the introductory paragraph hereof.

"Assumed Taxes" shall mean (a) all of the following Taxes to the extent allocable to periods after the Closing Date: payroll Taxes in respect of employees of the Subsidiaries (including all Taxes under the Federal Insurance Contributions Act and the Federal Unemployment Tax Act and other Taxes or contributions related to compensation paid to employees of the Subsidiaries), real and personal property Taxes, capital Taxes, sales, use and purchase Taxes and value added Taxes and all similar Taxes imposed by any Governmental Entity and (b) all Transfer Taxes which aggregate less than $10,000 and one-half of the amount in excess thereof.

"Audit" has the meaning set forth in Section 2.05.

"Benefit Plan" has the meaning set forth in Section 7.01(a).

"Books and Records" means all of the Subsidiaries' customer or subscriber lists and records, accounts and billing records (including a copy of the detailed general ledger and the summary trial balances, where available), detailed continuing property records, equipment records, plans, blueprints, specifications, designs, drawings, surveys, engineering reports, personnel records (where applicable) and all other documents, computer data and records (including records and files on computer disks or stored electronically) relating to the Subsidiaries.

"Bridge Tax Period" has the meaning set forth in Section 6.01(l).

"Buyer" has the meaning set forth in the introductory paragraph hereof.

"Buyer's Plan" has the meaning set forth in Section 7.06.

"CERCLA" shall mean the Comprehensive Environmental Response,
Compensation and Liability Act of 1980, as amended.

"Closing" shall mean the closing of the sale and purchase of the Common Stock pursuant to this Agreement.

"Closing Date" shall mean the date of the Closing.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Collective Bargaining Agreement" has the meaning set forth in
Section 7.01(c).

"Common Stock" shall mean the common stock, par value $1.00 per share, of SJC.

"Confidentiality Agreement" has the meaning set forth in Section
5.02.

"Consent(s)" has the meaning set forth in Section 3.04.

"Disclosure Schedule" shall mean the Disclosure Schedule annexed hereto, including the Introduction thereto.

"Dispute Notice" has the meaning set forth in Section 6.01(l).

"Environmental Conditions" shall mean any and all acts, omissions, events, circumstances, and conditions, including any pollution, contamination, degradation, damage, or injury caused by, related to, or arising from or in connection with the generation, use, handling, treatment, storage, disposal, discharge, emission or release of Hazardous Materials.

"Environmental Evaluation" has the meaning set forth in Section 5.11.

"Environmental Laws" shall mean all federal, state, local or municipal laws, rules, regulations, statutes, and ordinances and orders of any Governmental Entity relating to (a) the control of any potential pollutant, or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to hazardous, toxic or other substances alleged to be harmful.

"Environmental Laws" shall include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and the CERCLA, and shall also include all state, local and municipal laws, rules, regulations, statutes, ordinances and orders dealing with the subject matter of the above listed federal statutes or promulgated by any governmental or quasi-governmental agency thereunder in order to carry out the purposes of any federal, state, local or municipal law.

"Environmental Liabilities" shall mean any and all liabilities, responsibilities, claims, suits, losses, costs (including remedial, removal, response, abatement, clean-up, investigative and/or monitoring costs and any other related costs and expenses), other causes of action recognized now or at any later time, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorneys' fees and other legal costs incurred or imposed (a) pursuant to any agreement, order, notice of responsibility, directive (including directives embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) arising out of, in connection with, or under Environmental Laws, (b) pursuant to any claim by a Governmental Entity or other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Entity or Person pursuant to common law or statute, or (c) as a result of Environmental Conditions.

"ERISA" shall mean the Employee Retirement Income Security Act of
1974, as amended.

"ERISA Affiliate" shall mean any person, firm or entity (whether or not incorporated) which, by reason of its relationship with any of the Subsidiaries, is required to be aggregated with any of the Subsidiaries under Sections 414(b), (c) or (m) of the Code or which, together with any of the Subsidiaries, is a member of a controlled group within the meaning of Section 4001(a) of ERISA.

"Execution Date" shall mean the date of execution of this Agreement.

"FCC" means the Federal Communications Commission.

"FCC Consents" has the meaning set forth in Section 5.06.

"FCC Licenses" means all licenses, certificates, permits or other authorizations granted to the Subsidiaries by the FCC that are used in the conduct of the business of the Subsidiaries.

"Final Order" means an action or decision as to which: 1) no request for a stay is pending, no stay is in effect, and any deadline for filing such request that may be designated by statute or regulation has passed; 2) no petition for rehearing or reconsideration or application for review is pending and the time for filing any such petition or application has passed; 3) the FCC (or comparable body exercising jurisdiction) does not have the action or decision under reconsideration on its own motion and the specified time for initiating such reconsideration has passed; 4) no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed; and 5) no action has been commenced or threatened.

"Financial Statements" has the meaning set forth in Section 3.05(a).

"Florala" shall mean The Florala Telephone Company, Inc., an
Affiliate of SJC and Seller.

"FPSC" shall mean the Florida Public Service Commission.

"401(k) Plan" shall mean the St. Joe Paper Company Employee Salary
Deferral Plan.

"GAAP" shall mean generally accepted accounting principles, consistently applied.

"GPSC" shall mean the Georgia Public Service Commission.

"Governmental Entity" has the meaning set forth in Section 3.04.

"Group" shall mean a Person and such Person's Affiliates and their respective directors, officers, employees, representatives, stockholders, controlling persons and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

"Gulf" shall mean Gulf Telephone Company, a wholly owned subsidiary of SJC.

"Hazardous Materials" shall mean any (a) petroleum or petroleum products, (b) hazardous substances as defined by 101(14) of CERCLA and (c) any other chemical, substance or waste that is regulated by any Governmental Entity under any Environmental Law.

"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Indemnified Parties" has the meaning set forth in Section 10.02.

"Indemnifying Party" has the meaning set forth in Section 10.03.

"Intercompany" shall mean a transaction, obligation or account between Seller, any Seller Affiliate other than the Subsidiaries, or their divisions, on the one hand, and any of the Subsidiaries or their divisions, on the other hand.

"Intercompany Payables" shall mean all Intercompany accounts payable of whatever nature outstanding as of the Closing Date.

"Intercompany Accounts Receivable" shall mean all Intercompany accounts receivable of whatever nature, other than those relating to telephone service, outstanding as of the Closing Date.

"Interests" shall mean those certain interests set forth in Confidential Section 1.01 of the Disclosure Schedule.

"Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

"Listed Employee" has the meaning set forth in Confidential Section 7.08(a) of the Disclosure Schedule.

"Losses and Damages" has the meaning set forth in Section 10.02.

"Material Adverse Effect" shall mean an adverse effect on the financial condition, assets or results of operations of the Subsidiaries, taken as a whole, in an amount exceeding $1,000,000.

"Multiemployer Plan" shall mean each Benefit Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

"Net Worth" shall have the meaning and be calculated in accordance with Exhibit A hereto at and as of any date.

"Net Worth Dispute Notice" has the meaning set forth in Section 2.06.

"Non-FCC Authorizations" means all licenses, certificates, permits, franchises, or other authorizations (other than FCC Licenses) granted to the Subsidiaries by Governmental Entities that are used in or relate to the conduct of the business of the Subsidiaries, including, without limitation those from the FPSC, GPSC and APSC and including, without limitation, those that are listed or required to be listed on
Schedule 3.11(c).

"Other Employee" has the meaning set forth in Confidential Section 7.08(b) of the Disclosure Schedule.

"Permitted Lien" shall mean (a) mechanics', carriers', workers', repairers', purchase money security interests and other similar Liens arising or incurred in the ordinary course of business related to obligations as to which there is both (i) no default on the part of any of the Subsidiaries and (ii) none of the Subsidiaries has received notice of the commencement of foreclosure actions with regard thereto; (b) other Liens, imperfections in title, charges, easements, restrictions and encumbrances; and (c) Liens for Taxes not yet due and payable in the case of each of (a),
(b) and (c) which, individually or in the aggregate, do not detract from the value, or interfere with the present use (or use planned by Seller), of the property subject thereto or affected thereby, other than in any de minimis respect and (d) applicable zoning laws and ordinances and municipal regulations and rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate real property and realty rights.

"Person" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"Post-Closing Tax Periods" has the meaning set forth in Section
6.01(k).

"Pre-Closing Tax Periods" has the meaning set forth in Section
6.01(j).

"Purchase Price" has the meaning set forth in Section 2.01.

"Purchase Price Adjustment" has the meaning set forth in Section
2.04.

"Real Property" shall mean those tracts or parcels of land described by metes and bounds in Section 1.02 of the Disclosure Schedule and all buildings and other improvements of every kind and nature thereon, including fixtures and personalty of a permanent nature.

"Realty Rights" shall mean those certain easements, privileges, right-of-way agreements, surface use rights, servitudes, and other real property interests located outside the Real Property necessary for access to or which are ancillary or appurtenant to the use and enjoyment of the Real Property or the operation of the businesses of the Subsidiaries.

"Regulatory Approvals" has the meaning set forth in Section 5.05.

"Reviewing Accountant" has the meaning set forth in Section 2.06.

"SJC" has the meaning set forth in the introductory recitals hereof.

"SJTT" shall mean St. Joseph Telephone & Telegraph Company, a wholly owned subsidiary of SJC.

"Securities Act" has the meaning set forth in Section 4.07.
"Seller" has the meaning set forth in the introductory paragraph hereof.

"Subsidiaries" shall mean SJC, Florala, Gulf and SJTT.

"Subsidiary Benefit Plan" shall mean each Benefit Plan presently maintained or contributed to for the benefit of any current or former employee of any of the Subsidiaries.

"Tax" shall mean all taxes, and tax-related charges, liabilities, fees, levies or other assessments, including, without limitation, income, gross receipts, alternative minimum, excise, property, real estate, sales, purchase, use, payroll (including required withholdings), and franchise taxes imposed or imputed by any Governmental Entity on the Seller or any Seller Affiliate (including the Subsidiaries) with respect to or in connection with the Subsidiaries, but excluding Transfer Taxes. Such term shall include any interest, penalties or additions payable in connection with such taxes, charges, fees, levies or other assessments.

"Tax Returns" shall mean all returns, declarations, reports, statements and other documents required to be filed with any Governmental Entity in respect of any Tax and "Tax Return" shall mean one of the foregoing Tax Returns.

"338 Allocation" has the meaning set forth in Section 6.05(b).

"338 Election" has the meaning set forth in Section 6.05(b).

"Telephone Exchanges" shall mean the telephone exchanges served by the Subsidiaries including without limitation those listed in Section
1.03 of the Disclosure Schedule.

"Transfer Taxes" shall mean all sales, transfer, use, gross receipts, value added, recording, registration, stamp and similar taxes or fees (including recording fees) imposed by any Governmental Entity in connection with the transfer by Seller to Buyer of shares of Common Stock pursuant to this Agreement.

"WARN" has the meaning set forth in Section 7.08.

                             ARTICLE II
                     PURCHASE PRICE AND CLOSING

     2.01 Purchase Price. Upon the terms and subject to the conditions of this Agreement and in consideration of the sale, conveyance, assignment and transfer of the Common Stock to be sold to Buyer hereunder, Buyer will pay and deliver to Seller on the Closing Date, the sum of one hundred twenty two million five hundred thousand dollars ($122,500,000) (consisting of assumption of long term indebtedness and the current portion thereof outstanding at the Closing Date and the remainder in cash) minus (a) dividends or distributions by SJC to Seller in the form of cash after June 30, 1995 and made on or before December 31, 1995, assumed to be no less than $7,500,000 (other than any cash proceeds distributed pursuant to Section 5.09) and (b) the net of amounts (i) paid for any reason to SJC by the cellular partnerships in which the Interests are held and
(ii) the capital contributions made to the cellular partnerships in which the Interests are held in each case after June 30, 1995, by wire transfer of immediately available funds in U.S. dollars to an account designated by Seller at least two (2) Business Days prior to the Closing Date (the "Purchase Price").

     2.02 Closing. The Closing of the sale and purchase of the Common Stock hereunder shall take place at the offices of Seller in Jacksonville, Florida at 10:00 a.m. EDT (a) on or before the seventh Business Day following the date on which all conditions to the parties' respective obligations under Article VIII have been satisfied; or (b) at such other place, date and time as the parties hereto may mutually agree.

     2.03 Deliveries at the Closing.
          (a) At the Closing, Buyer shall deliver the following to eller:

               (i) the Purchase Price as provided for in Section
               2.01;

               (ii) certified copies of resolutions duly adopted by Buyer constituting all necessary corporate authorization for the consummation by Buyer of the transactions contemplated by this Agreement;

               (iii) the certificate required by Section 8.03(c);

               (iv) certificates of incumbency for all relevant officers or directors of Buyer executing this Agreement and any other documents pursuant to this Agreement;

               (v) an opinion or opinions of counsel to Buyer substantially in the form of and as to those matters referenced in Exhibit B hereto; and

               (vi) such other documents, instruments, certificates and writings as reasonably may be requested by Seller at least three (3) Business Days prior to the Closing.
          (b)  At the Closing, Seller shall deliver the following to
               Buyer:

               (i) the certificates for all the issued and outstanding shares of Common Stock, duly assigned to Buyer;

               (ii) certified copies of resolutions duly adopted by the Board of Directors of Seller and any Seller Affiliates constituting all necessary corporate authorization for the consummation by Seller and such Seller Affiliates of the transactions contemplated by this Agreement;

               (iii) the certificate required by Section 8.02(c);

               (iv) certificates of incumbency for all relevant officers and directors of Seller executing this Agreement and any other documents pursuant to this Agreement;

               (v) the written resignations effective as of the Closing Date of all directors and officers of the Subsidiaries;

               (vi) the minute books, corporate seals and stock ledgers of each of the Subsidiaries;

               (vii) an opinion or opinions of counsel to the Seller substantially in the form of and as to those matters referenced in Exhibit C hereto, any of which opinions as to Florida law (other than FPSC matters) which may be given by inside counsel to St. Joe Paper Company; and

               (viii) such other documents, instruments, certificates and writings as reasonably may be requested by Buyer at least three (3) Business Days prior to the Closing.

     2.04 Purchase Price Adjustment. In the event the closing occurs after December 31, 1995, the Purchase Price shall be adjusted such that Buyer shall pay to Seller an amount in cash equal to the Purchase Price Adjustment if the Purchase Price Adjustment is a positive number and Seller shall pay to Buyer an amount equal to the Purchase Price Adjustment if the Purchase Price Adjustment is a negative number, such amount to be payable in either event within ten
(10) days after final determination of the Purchase Price Adjustment pursuant to Section 2.06, in U.S. dollars by wire transfer of immediately available funds to the account or accounts established by the recipient at a bank or banks specified by the recipient.
"Purchase Price Adjustment" shall mean the difference between Net
Worth at and as of the Closing Date and at and as of December 31, 1995.

     2.05 The Closing Schedule. As soon as practicable after December 31, 1995 and the Closing Date, Seller shall cause SJC's accountants to conduct an audit of the consolidated financial statements for SJC as at December 31, 1995 and the Closing Date (each, an "Audit"). Seller shall deliver to Buyer each Audit and a schedule of the Purchase Price Adjustment within sixty (60) days of Closing. In this regard, Buyer agrees to permit Seller and its representatives (including Seller's independent accountants) during normal business hours to have after the Closing Date reasonable access to the books, records, schedules, work papers and programs of SJC. In this regard, Seller agrees to permit Buyer and its representatives (including Buyer's independent accountants, if applicable), during normal business hours to have before the Closing Date reasonable access to the books, records, schedules, work papers and programs of SJC and SJC's independent accountants and access to representatives of SJC's independent accountants.

     2.06 Resolution of Net Worth Disputes. In the event Buyer disputes the Seller's calculation of the Purchase Price Adjustment, it shall, within thirty (30) days of delivery thereof, deliver a notice to Seller (the "Net Worth Dispute Notice") setting forth in reasonable detail the basis of such dispute. If the Dispute Notice is not delivered within such thirty (30) day period, then the Purchase Price Adjustment, as determined by Seller, shall be final. In the event that the Dispute Notice is so delivered, the parties shall negotiate to attempt to resolve the portion which is in dispute. If the parties fail to resolve any such dispute within forty-five (45) days after receipt by Seller of the Dispute Notice, the parties shall select a firm of independent certified public accountants of national standing (the "Reviewing Accountant") to review the portions of the Buyer's calculation which are subject to dispute or, if the parties fail to agree upon a Reviewing Accountant within twenty (20) days after receipt by Seller of the Dispute Notice, such firm shall be selected by lot from among all so-called "Big Six" firms not having (and not having announced a pending combination with another firm having) a disqualifying interest with respect to either party. The performance of any such firm under this or any other provision of this Agreement, except under Section 2.05 hereof in connection with either Audit, shall not constitute a disqualifying interest. The parties shall make available to the Reviewing Accountant all work papers and all other information and material in their possession relating to the matters asserted in the Dispute Notice. The Reviewing Accountant shall be instructed by the parties to use its best efforts to deliver to the parties its determination as promptly as practicable after such submission of the dispute to the Reviewing Accountant. The determination of the Reviewing Accountant shall be final and binding on the parties. Each party shall bear its own expenses and the fees and expenses of its own representatives and experts, including its independent accountant, in connection with the preparation, review, dispute (if any) and final determination of the Purchase Price Adjustment. The parties shall share equally in the costs, expenses and fees of the Reviewing Accountant.

                             ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer that:

     3.01 Corporate Existence and Power, Etc.
          (a) Each of Seller and each of the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation as shown in
Section 3.01 of the Disclosure Schedule, and has all required corporate power and authority to carry on its business as now conducted by it. Each of Seller and each of the Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction shown in Section 3.01 of the Disclosure Schedule, such jurisdictions constituting all of the jurisdictions where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except where failure to be so qualified would not, individually or in the aggregate, materially adversely affect Seller's or any of such Subsidiaries compliance with this Agreement or ability to transact its business as now conducted.

     3.02 Capital Stock.
          (a) The authorized capital of SJC consists of 1,000 shares of Common Stock, par value, $1.00 per share, of which, as of the Execution Date, 1,000 shares were issued and outstanding. Seller is the record and beneficial owner of all the issued and outstanding shares of Common Stock free and clear of all Liens. SJC has not issued any warrants, options or rights or debentures, notes or other evidence of indebtedness or other securities, instruments or agreements upon the exercise or conversion of which or pursuant to the terms of which additional shares of Common Stock may become issuable. The holder of Common Stock has no preemptive rights or contractual rights of first refusal. There are no agreements pursuant to the terms of which SJC may repurchase or redeem any shares of Common Stock. All of the issued and outstanding shares of Common Stock have been duly and validly authorized and issued and are fully paid and nonassessable.
          (b)  The authorized capital stock of Florala consists of
(i) 560 shares of common stock, par value $100 per share, 557 shares of which were issued and outstanding on the Execution Date and (ii) 1200 shares of preferred stock, par value $25 per share, 402 shares of which were issued and outstanding on the Execution Date. SJC is the record and beneficial owner of all the issued and outstanding shares of common stock of Florala free and clear of all Liens and of none of the preferred stock of Florala. Florala has not issued any warrants, options or rights or debentures, notes or other evidence of indebtedness or other securities, instruments or agreements upon the exercise or conversion of which or pursuant to the terms of which additional shares of capital stock of Florala may become issuable. The holder of common stock but not the holders of preferred stock of Florala have preemptive rights, and the holders of capital stock of Florala have no contractual rights of first refusal to which Florala is a party. There are no agreements pursuant to the terms of which Florala may repurchase or redeem any shares of common stock of Florala. All of the issued and outstanding shares of capital stock of Florala have been duly and validly authorized and issued and are fully paid and nonassessable. There are no accumulated, unpaid dividends on the preferred stock of Florala.

          (c) The authorized capital stock of Gulf consists of 12,000 shares of common stock, par value $100 per share, 3,120 shares of which were issued and outstanding on the Execution date. SJC is the record and beneficial owner of all the issued and outstanding shares of common stock of Gulf free and clear of all Liens. Gulf has not issued any warrants, options or rights or debentures, notes or other evidence of indebtedness or other securities, instruments or agreements upon the exercise or conversion of which or pursuant to the terms of which additional shares of common stock of Gulf may become issuable. The holder of common stock of Gulf has preemptive rights but no contractual rights of first refusal to which Gulf is a party. There are no agreements pursuant to the terms of which Gulf may repurchase or redeem any shares of common stock of Gulf. All of the issued and outstanding shares of common stock of Gulf have been duly and validly authorized and issued and are fully paid and nonassessable.
          (d) The authorized capital stock of SJTT consists of 25,000 shares of common stock, par value $100 per share, 14,890 shares of which were issued and outstanding on the Execution Date. SJC is the record and beneficial owner of all the issued and outstanding shares of common stock of SJTT free and clear of all Liens. SJTT has not issued any warrants, options or rights or debentures, notes or other evidence of indebtedness or other securities, instruments or agreements upon the exercise or conversion of which or pursuant to the terms of which additional shares of common stock of SJTT may become issuable. The holder of common stock of SJTT has preemptive rights but no contractual rights of first refusal to which SJTT is a party. There are no agreements pursuant to the terms of which SJTT may repurchase or redeem any shares of common stock of SJTT. All of the issued and outstanding shares of common stock of SJTT have been duly and validly authorized and issued and are fully paid and nonassessable.

     3.03 Corporate Authorization. The execution and delivery of this Agreement by Seller and the performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes the valid and binding agreement of Seller enforceable against it in accordance with its terms except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditor's rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     3.04 Consents and Approvals; No Violation. Except for the applicable requirements of the HSR Act and each of the consents set forth in Section 3.04 of the Disclosure Schedule (each such consent, a "Consent" and together the "Consents"), no notice to or filing with, and no permit, authorization, consent or approval of, any Person, or any public body or authority, including courts of competent jurisdiction, domestic or foreign (a "Governmental Entity"), is necessary for the execution, delivery and performance of this Agreement and the consummation by Seller of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Seller or any of the Subsidiaries; (ii) assuming the obtaining of all Consents, result in a default (with or without due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration, under any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Seller or any of the Subsidiaries is a party or by which Seller or any of its Subsidiaries is bound; or
(iii) assuming the obtaining of all Consents, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of the Subsidiaries.

     3.05 Financial Statements.
          (a) Each of the Subsidiaries other than SJC has delivered to Buyer a copy of financial statements, consisting of a balance sheet, income statement and related statement of cash flows as of and for the periods ended December 31, 1994, 1993, 1992, 1991 and 1990 together with the auditor's report thereon and unaudited balance sheets and income statements as of and for the periods ended March
31, 1995 and June 30, 1995, and SJC has delivered to Buyer a copy of unaudited consolidated financial statements consisting of a balance sheet, income statement and related statement of cash flows as of and for the periods ended December 31, 1994, 1993, 1992, 1991 and 1990 and unaudited consolidated balance sheets and income statements as of and for the periods ended March 31, 1995 and June 30, 1995 (the "Financial Statements"). The Financial Statements were prepared based upon the books and records of each of the Subsidiaries, and fairly present in all material respects the financial condition, assets and liabilities as of the dates so indicated and the financial results for the periods so indicated of each of the Subsidiaries as of the appropriate periods and the results of operations for the periods then ended, in each case in conformity with GAAP.

     3.06 Absence of Certain Changes.  Except as set forth in Section
3.06 of the Disclosure Schedule, as of the date hereof since
January 1, 1995, the Subsidiaries have conducted each of their businesses in the ordinary course consistent with past practices and there has not been (a) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of SJC's or Florala's capital stock;
(b) any amendment of any term of any outstanding security of any of the Subsidiaries; (c) any repurchase, redemption or other acquisition by any of the Subsidiaries of any outstanding shares of its capital stock; (d) any incurrence, assumption or guarantee by any of the Subsidiaries of any indebtedness for borrowed money other than (i) by and between the Subsidiaries or (ii) in the ordinary course of business and in amounts and on terms consistent with past practices; (e) any creation or assumption by any of the Subsidiaries of any Lien (other than Permitted Liens) on any asset other than in the ordinary course of business consistent with past practices; (f) any making of any material loan, advance or capital contributions to or any material investment in any person other than loans, advances or capital contributions to or any material investments in any of the Subsidiaries or in the cellular partnerships represented by the Interests; (g) any material change in any method of accounting or accounting practice by any of the Subsidiaries, except for any such change required by reason of a concurrent change in applicable requirements of GAAP; (h) except in the ordinary course of business consistent with past practice, any
(i) grant of any severance or termination pay to any director, officer or employee of any of the Subsidiaries, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of any of the Subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of any of the Subsidiaries; or (v) any material labor dispute, other than routine individual grievances, or any material proceeding by a labor union or representative thereof to organize any employees of any of the Subsidiaries, which employees were not subject to a collective bargaining agreement at December 31, 1994, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; (i) any sale or transfer of, or agreement to sell, transfer, or otherwise dispose of, any property or asset, real, personal or mixed, which has a sales price in any case in excess of $50,000, except in the ordinary course of business; (j) any receipt of a notice, or actual knowledge, that any supplier or customer has taken any steps which could reasonably be expected to result in a Material Adverse Effect; (k) submitted or filed with or otherwise participated as a party to any stipulation, pleading, filing or other proceeding with the FCC, APSC, FPSC, GPSC or any other regulatory authority with jurisdiction over the Subsidiaries where such stipulation, pleading, filing or other proceeding could reasonably be expected to have a Material Adverse Effect; or (l) entered into any contract, agreement, commitment or other binding arrangement that would result in a liability or financial commitment which in the aggregate exceeds $500,000, other than items reflected on any Subsidiary's capital or operating budgets.

     3.07 Title to Properties. Each of the Subsidiaries has good, valid and marketable title to all of their respective personal properties and assets, including all of the properties and assets reflected on the Financial Statements and those acquired since December 31, 1994 (except in each case for properties and assets sold or otherwise disposed of since December 31, 1994, in the ordinary course of business consistent with past practice), free and clear of all Liens, except for Permitted Liens and those items disclosed in
Section 3.07 of the Disclosure Schedule. To Seller's knowledge and subject to Section 5.12 hereof, each of the Subsidiaries has good, valid and marketable title to the Real Property, except for Permitted Liens and those items disclosed in Section 3.07 of the Disclosure Schedule. Notwithstanding anything to the contrary herein, Seller makes no representation or warranty as to title to Realty Rights.

     3.08 Litigation. Except as set forth in Sections 3.08, 3.11(a), 3.11(b) and 6.01 of the Disclosure Schedule and in Section 5.15 of this Agreement, (a) there is no action, suit, claim, arbitration, investigation or proceeding pending against, or to the knowledge of Seller, threatened against (i) any of the Subsidiaries before any court or arbitrator or any Governmental Entity as of the Execution Date or which could reasonably be expected to have a Material Adverse Effect as of the Closing Date or (ii) against Seller which in any manner challenges or seeks to prevent or enjoin the transactions contemplated hereby; (b) none of Seller or the Subsidiaries is a party to or, to Seller's knowledge, is directly bound by any judgment, injunction, or award of any Governmental

Entity, arbitrator or any other Person which would bind the Buyer after the Closing Date; and (c) none of Seller or the Subsidiaries is a party to, or to Seller's knowledge, is directly bound by any order of any Governmental Entity, arbitrator or any other Person which would bind the Buyer after the Closing Date and which could reasonably be expected to have a Material Adverse Effect. No representation or warranty is made with respect to those matters set forth in Section 8.01(b).

     3.09 Certain Agreements.
          (a) Section 3.09 of the Disclosure Schedule sets forth a list of the following agreements (including leases) to which any of the Subsidiaries is a party as of the Execution Date:
               (i) each agreement which involves the receipt or payment of more than fifty thousand dollars ($50,000) per annum; and
               (ii) any other agreement that is material to the Subsidiaries.
          (b) To Seller's knowledge, each agreement required to be disclosed pursuant to Section 3.09(a) is in full force and effect as of the Execution Date and, where the terms of such agreement so contemplate, as of the Closing Date, and none of the Subsidiaries is in default under the terms of any such agreement in any manner which could reasonably be expected to have a Material Adverse Effect.

     3.10 Compliance with Laws. Except as otherwise set forth in this Agreement, to Seller's knowledge, the Subsidiaries are conducting their respective businesses in compliance with all applicable laws, statutes, ordinances, regulations, decrees and orders, including Environmental Laws, except for violations that have not had and would not reasonably be expected to have a Material Adverse Effect.

     3.11 Tariffs; FCC Licenses; Non-FCC Authorizations.
          (a) Section 3.11(a) of the Disclosure Schedule lists each tariff applicable to the Subsidiaries as of the Execution Date, which list shall be updated as of the Closing Date, a true and correct copy of each of which has been or will be provided to Buyer. Except as otherwise set forth in Section 3.11(a) of the Disclosure Schedule, to Seller's knowledge, such tariffs stand in full force and effect, and there is no outstanding notice of cancellation or termination or, to Seller's knowledge, any threatened cancellation or termination in connection therewith, nor is any of the Subsidiaries subject to, any restrictions or conditions applicable to such tariffs that limit or would limit the operation of its business (other than restrictions or conditions generally applicable to tariffs of that type). To
Seller's knowledge, none of the Subsidiaries is in violation under the terms and conditions of any of its tariffs in any manner which could reasonably be expected to have a Material Adverse Effect.
Except as set forth in Section 3.11(a) of the Disclosure Schedule, there are no applications by any of the Subsidiaries or to Seller's knowledge, complaints, filings, orders or petitions by others or proceedings pending or threatened before the appropriate regulatory authority relating to the business or operations or regulatory tariffs of any of the Subsidiaries as of the Execution Date or which could reasonably be expected to have a Material Adverse Effect as of the Closing Date.
          (b)  Section 3.11(b) of the Disclosure Schedule lists each
FCC License held by the Subsidiaries as of the Execution Date which list shall be updated as of the Closing Date. Except as otherwise set forth in Section 3.11(b) of the Disclosure Schedule, such FCC Licenses constitute all FCC Licenses necessary for the conduct of the business of any of the Subsidiaries. Except as otherwise set forth in Section 3.11(b) of the Disclosure Schedule, each such FCC License is in full force and effect, and there is no outstanding notice of cancellation or termination or, to Seller's knowledge, any threatened cancellation or termination in connection therewith. None of such FCC licenses is subject to any restrictions or conditions that limit the operations of any of the Subsidiaries (other than restrictions or conditions generally applicable to licenses of that type). Subject to the Communications Act of 1934, as amended, and the regulations thereunder, the FCC Licenses are free from all security interests, liens, claims, or encumbrances of any nature whatsoever. Except as set forth in Section 3.11(b) of the Disclosure Schedule, there are no applications by any of the Subsidiaries or, to Seller's knowledge, complaints or petitions by others or proceedings pending or threatened before the FCC relating to the business or FCC Licenses of any of the Subsidiaries as of the Execution Date or which could reasonably be expected to have a Material Adverse Effect as of the Closing Date.
          (c) To Seller's knowledge, listed on Section 3.11(c) of the Disclosure Schedule lists all Non-FCC Authorizations materially necessary for the conduct of the business of any of the Subsidiaries as of the Execution Date which list shall be updated as of the Closing Date. Except as otherwise set forth in Section 3.11(c) of the Disclosure Schedule, each such Non-FCC Authorization is in full force and effect. To Seller's knowledge, no event has occurred with respect to any materially necessary Non-FCC Authorization which
(i) permits, or after notice or lapse of time or both would permit, revocation or termination thereof, or (ii) would result in any other impairment of the rights of the holder of such Non-FCC Authorization which could reasonably be expected to have a Material Adverse Effect.

     3.12 Access Lines and Exchanges. Section 3.12 of the Disclosure Schedule sets forth the access lines of each of the Subsidiaries by category and exchange, in service as of June 30, 1995.

     3.13 Finders' Fees. Except for Dillon, Read & Co. Inc. whose fees related thereto, if any, will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who would be entitled to any fee or commission upon consummation of or in connection with the transactions contemplated by this Agreement.

     3.14 No Implied Representation. It is the explicit intent of each party hereto that Seller is not making any representation or warranty whatsoever, express or implied, except those representations and warranties of Seller explicitly set forth in this Agreement, the Disclosure Schedule or in any certificate contemplated hereby and delivered by or on behalf of any Seller in connection herewith.

     3.15 Corporate Records. The minute books of each of the Subsidiaries are current and contain correct and complete copies of all charter documents of the respective Subsidiaries, including all amendments thereto and restatements thereof, and all minutes of meetings, resolutions and other actions and proceedings of their respective shareholders and boards of directors and all committees thereof which in reasonable detail accurately and fairly reflect the same, duly signed by the secretary or an assistant secretary, all directors or all shareholders, as required by applicable law; and the stock ledgers of each of the Subsidiaries are current, correct and complete and reflect the issuance of all previously or presently issued and outstanding equity securities of the respective Subsidiaries.

     3.16 Condition of Tangible Assets.  Except as set forth in
Section 3.16 of the Disclosure Schedule, all buildings, structures, facilities, automobiles, trucks, other vehicles, machinery, equipment and other material items of tangible personal property owned or used by any of the Subsidiaries are in good operating condition and repair, subject to normal wear and maintenance, and are usable in the regular and ordinary course of business of the Subsidiaries.

     3.17 Insurance. Each of the Subsidiaries maintains insurance coverage on its structures, facilities, machinery, equipment and other assets and properties and with respect to its employees and operations, which insurance covers liabilities and risks of an insurable nature and of a character and in such amounts as are customarily insured by companies with operations and properties similar to the Subsidiaries. Section 3.17 of the Disclosure Schedule contains a correct and complete list as of the Execution Date of all such policies of insurance held by or on behalf of any of the Subsidiaries or relating to their respective businesses or any of their assets or properties (specifying the insurer, the amount of coverage, the type of insurance, the risks insured and any pending claims thereunder). To Seller's knowledge, the policies and binders of insurance listed in Section 3.17 of the Disclosure Schedule are valid and enforceable in accordance with their respective terms as of the Execution Date and, except as otherwise provided in
Section 5.01(l), as of the Closing Date.  To

Seller's knowledge, there is no default with respect to any provision contained in any such policy or binder, and there has not been any failure to give any notice or present any claim under such policy or binder in a timely fashion or in the manner or detail required in all material respects by such policy or binder. Except as set forth in
Section 3.17 of the Disclosure Schedule, there are no delinquent unpaid premiums or installments therefor or, as of the Execution Date, outstanding claims. No notices of cancellation or non-renewal with respect to, or, as of the Execution Date, disallowance of any claim under, any such policy or binder has been received by any of the Subsidiaries. Section 3.17 of the Disclosure Schedule also contains a true and complete list as of the Execution Date of all outstanding bonds and other surety arrangements issued or entered into in connection with the business and operations of any of the Subsidiaries.

                             ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller that:

     4.01 Organization and Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all required corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except where failure to be so qualified would not, individually or in the aggregate, materially adversely affect Buyer's compliance with this Agreement.

     4.02 Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within Buyer's corporate powers and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes the valid and binding agreements of Buyer enforceable against it in accordance with its terms except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditor's rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     4.03 Consents and Approvals; No Violation. Except for the applicable requirements of the HSR Act and, to the knowledge of Buyer, each of the Consents set forth in Section 3.04 of the Disclosure Schedule, no notice to or filing with, and no permit, authorization, consent or approval of, any Person or Governmental Entity is necessary for the execution, delivery and performance of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or other similar charter documents) of Buyer; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or its assets may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or Buyer's assets, except in the case of (ii) or
(iii) for violations, breaches or defaults which will not, in the aggregate, have a material adverse effect on Buyer.

     4.04 Finders' Fees. Except for Rural Link Communications, whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who would be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

     4.05 Litigation. There is no action, suit, claim, arbitration, investigation or proceeding pending against Buyer, or to the knowledge of Buyer, threatened against Buyer before any court or arbitrator or any Governmental Entity which (a) would be reasonably likely to have a material adverse effect on Buyer or (b) in any manner challenges or seeks to prevent or enjoin the transactions contemplated hereby.

     4.06 Funding. Buyer has sufficient, non-contingent funding to enable Buyer to deliver the Purchase Price at Closing and has provided Seller copies of written commitments for same.

     4.07 Investor Status. Buyer is an accredited investor within the meaning of Rule 501 of the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), has the financial ability to bear the economic risk of the investment in the Common Stock, can afford to sustain a complete loss of such investment, and has no need for liquidity in the investment in the Common Stock. Buyer is acquiring the Common Stock for investment and not with a view to the sale or distribution thereof, for its own account and not with a view to the subsequent distribution thereof and not on behalf of or for the benefit of others and has not granted any other person any right or option or any participation or beneficial interest in any of the securities. Buyer acknowledges that the shares of Common Stock constitute restricted securities within the meaning of Rule 144 under the Securities Act, and that none of such securities may be sold except pursuant to an effective registration statement under the Securities Act or in a transaction exempt from registration under the Securities Act, and acknowledges that it understands the meaning and effect of such restriction. Buyer is aware that no Federal or state regulatory agency or authority has passed upon the sale of the Common Stock or the terms of the sale or the accuracy or adequacy of any material being provided to Buyer and that the purchase price thereof was negotiated between the Seller and Buyer and does not necessarily bear any relationship to the underlying assets or value of SJC.

                              ARTICLE V
                      COVENANTS OF THE PARTIES

     5.01 Conduct of the Business. From the date hereof until the Closing Date, except as otherwise contemplated by this Agreement or disclosed in the Disclosure Schedule, Seller shall cause each of the Subsidiaries to conduct their respective businesses in the ordinary course consistent with past practice and in such manner that, at the Closing, the representations and warranties of Seller shall be true and correct in all material respects. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, from the date hereof until the Closing Date, without the prior written consent of Buyer, Seller will not permit any of the Subsidiaries to:

          (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (x) any additional shares of its capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or (y) any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof;
     (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities;
     (c) split, combine, subdivide or reclassify any shares of its capital stock;
     (d) (i) grant any material increases in the compensation of any of its directors, officers or employees, except in the ordinary course of business, (ii) pay or agree to pay any pension, retirement allowance or other material employee benefit not required or contemplated by any of the existing benefit, severance, pension or employment plans, agreements or arrangements as in effect on the Execution Date to any such director, officer or key employees, whether past or present, (iii) enter into any new or materially amend any existing employment agreement with any such director, officer or key employee, except for employment agreements with new employees entered into in the ordinary course of business,
(iv) enter into any new or materially amend any existing severance agreement with any such director, officer or key employee, or (v) except as may be required to comply with applicable law, become obligated under any new pension plan or arrangement, welfare plan or arrangement, multi-employer plan or arrangement, employee benefit plan or arrangement, severance plan or arrangement, benefit plan or arrangement, or similar plan or arrangement, which was not in existence on the Execution Date or amend any such plan or arrangement in existence on the Execution Date if the affect thereof would be to materially enhance benefits thereunder;
     (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Subsidiaries;
     (f) make any acquisition by means of merger, consolidation or otherwise;
     (g) adopt any amendments to its Certificate of Incorporation or By-Laws;
     (h) other than borrowings under existing credit facilities, other borrowings in the ordinary course not to exceed one hundred thousand dollars ($100,000), borrowings made for the purpose of making capital contributions to the cellular partnerships in which the Interests are held or borrowings by and between the Subsidiaries, incur any indebtedness for borrowed money or guarantee any such indebtedness or, except in the ordinary course consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than to any of the Subsidiaries or to the cellular partnerships in which the Interests are held);
     (i) engage in the conduct of any business other than telecommunications and related businesses;
     (j) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of any of the Subsidiaries;
     (k) except as otherwise contemplated in this Agreement, fail to maintain all authorizations and licenses materially necessary for the conduct by the Subsidiaries of their respective businesses;
     (l) fail to maintain all insurance policies and binders shown in Section 3.17 of the Disclosure Schedule unless new or replacement insurance policies or binders with similar coverage are obtained;
     (m) submit or file with, except as otherwise contemplated in this Agreement, or otherwise voluntarily participate as a party to any stipulation, pleading, filing or other proceeding with the FCC, APSC, FPSC, GPSC or any other regulatory authority with jurisdiction over the Subsidiaries where such stipulation, pleading, filing or other proceeding could reasonably be expected to have a Material Adverse Effect or fail to notify buyer promptly of any involuntary participation in any of the foregoing;
     (n) enter into any contract, agreement, commitment or other binding arrangement that would result in a liability or financial commitment which in the aggregate exceeds $500,000, other than amounts reflected on any Subsidiary's capital or operating budgets;
     (o) prepay any long-term indebtedness of any of the Subsidiaries other than long-term indebtedness by and between the Subsidiaries; or
     (p) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     5.02 Access to Information. Subject to applicable law and restrictions contained in any confidentiality agreements to which Seller or any of the Subsidiaries is subject, Seller will give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during business hours to the offices, properties, books and records of any of the Subsidiaries and will instruct the employees, counsel and financial advisors of Seller to cooperate with Buyer in its investigation of the Subsidiaries; provided that any investigation pursuant to this Section shall be conducted on commercially reasonable prior notice and in such manner as not to interfere unreasonably with the conduct of the business of the Subsidiaries and in accordance with such reasonable procedures as Seller may require to protect the confidentiality of proprietary information. All such information shall be kept confidential pursuant to the terms of the Confidentiality Agreement dated March 30, 1995 between Buyer and TPG Partners, L.P. (the "Confidentiality Agreement") the terms of which the Buyer agrees to comply with as if it were an original signatory thereto.

     5.03 Efforts; Further Assurances; Permits.
          (a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including, without limitation, preparing and making any filings required to be made under applicable law. Each party shall furnish to the other party such necessary information and reasonable assistance as such other party may request in connection with the foregoing.
          (b) In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Seller, Buyer, and the Subsidiaries shall on the written request of any of them take all such necessary or desirable action.
          (c) Upon Buyer's request, Seller will use, and will cause the Subsidiaries to use, commercially reasonable efforts (not including the payment of money, incurring of third party costs or providing any guarantees) to assist Buyer in obtaining any permits, licenses or other authorizations necessary for Buyer's operation of the Subsidiaries consistent with past practice after the Closing Date.
          (d) In the event that at any time, any order, decree or injunction shall be entered which prevents or delays the consummation of any of the transactions contemplated by this agreement, each party shall promptly use its best efforts to cause such order, decree or injunction to be reversed, vacated or modified in order to permit such transactions to proceed as expeditiously as possible.

     5.04 Books and Records. Buyer and Seller agree to retain, for a period of five (5) years or longer if otherwise required by law after the Closing Date, any and all books and records (hard copy, electronic or otherwise) related to the Subsidiaries for all periods through the Closing Date or related to the transactions contemplated hereby, provided that upon expiration of such period, the party with custody of such books and records shall give written notice to the other party and an opportunity to such other party to ship such books and records at such other party's cost, expense and risk to a location chosen by it. Notwithstanding the foregoing, either party may notify the other of its desire to discontinue retention of specified documents in accordance with applicable record retention requirements during such period upon thirty (30) days written notice and such party may elect to assume custody thereof. In the event either party needs access to such books and records for purposes of verifying any representations and warranties contained in this Agreement, responding to inquiries from Governmental Entities, indemnifying, defending and holding harmless the Seller Group or the Buyer Group, as the case may be, in accordance with applicable provisions of this Agreement or any other legitimate business purpose, each party will allow representatives of the other party access to such books and records upon reasonable notice during regular business hours for the sole purpose of obtaining information for use as aforesaid and will permit such other party to make such extracts and copies thereof as may be necessary or convenient and, if required for such purpose, to have access to and possession of original documents. As an accommodation to Buyer, Seller agrees to allow Buyer to maintain custody of Seller's Books and Records relating to the Subsidiaries at Buyer's expense, but may, at any time elected in its sole discretion, assume custody thereof. Buyer further agrees to permit Seller access, upon reasonable terms and conditions to be agreed, to Messrs. John Vaughan and Jim Faison and officers of Buyer and the Subsidiaries as to matters pertaining to the Subsidiaries prior to the Closing Date.

     5.05 Governmental Regulatory Approval. As promptly as practicable after the Execution Date, Buyer shall file the required applications and notices with the appropriate Governmental Entities as necessary for consummation of the transactions contemplated by this Agreement (the "Regulatory Approvals"). To the extent transferable, Seller will transfer the Non-FCC Authorizations to Buyer. Each party agrees to use its best efforts to obtain the Regulatory Approvals and the parties agree to cooperate fully with each other and with all Governmental Entities to obtain the Regulatory Approvals at the earliest practicable date.

     5.06 FCC Consents. As promptly as practicable after the Execution Date, Buyer shall file all appropriate applications and requests with the FCC seeking, and shall use its best efforts to obtain, (i) the FCC's consent to the transfer of control of the licensee Subsidiaries to Buyer under the FCC Licenses (as listed in Schedule 3.11(b)), (ii) any necessary FCC waivers (excluding price cap waivers), and (iii) any necessary tariffs for interstate access/traffic sensitive (all such consents or waivers are collectively referred to as the "FCC Consents").

     5.07 HSR Act Review. As promptly as practicable after the Execution Date, the parties will make such filings as may be required by the HSR Act with respect to the sale contemplated by this Agreement. Thereafter, the parties will file as promptly as practicable any supplemental information that may be requested by the U.S. Federal Trade Commission or the U.S. Department of Justice pursuant to the HSR Act. The parties agree to cooperate in seeking early termination of the waiting periods under the HSR Act.

     5.08 Effect of Due Diligence and Related Matters. Buyer represents that it is a sophisticated entity that was advised by knowledgeable counsel and financial advisors and, to the extent it deemed necessary, other advisors in connection with this Agreement and by the Closing Date will have conducted its own independent review, evaluation and inspection of the Subsidiaries. Accordingly, Buyer covenants and agrees that (i) except for the representations and warranties set forth in this Agreement and the Disclosure Schedule and any other written communication signed and delivered by an executive officer of Seller, Buyer has not relied and will not rely upon any document or written or oral information furnished to or discovered by it or its representatives, including, without limitation, any financial statements or data, (ii) there are no representations or warranties by or on behalf of Seller or its Affiliates or their representatives except for those expressly set forth in this Agreement and in any other written agreement entered into with Seller or any of its Affiliates in connection with this Agreement, and (iii) to the fullest extent permitted by law, Buyer's rights and obligations with respect to all of the foregoing matters will be solely as set forth in this Agreement or in such other written agreements.

     5.09 Interests.  Seller shall cause SJC prior to the Closing
Date to distribute the Interests or aggregate cash proceeds from the sale thereof to Seller.

     5.10 Intercompany Payables and Receivables.  Seller and the
Subsidiaries shall settle prior to the Closing Date Intercompany
Payables and Receivables.

     5.11 Environmental Evaluation. Buyer may (at its option and expense) retain a qualified and recognized environmental audit and compliance review firm to perform an environmental evaluation of the properties of the Subsidiaries (the "Environmental Evaluation"). The scope of the Environmental Evaluation shall generally be that of a Phase One study. Buyer must complete such Environmental Evaluation no later than September 15, 1995.

     5.12 Real Property. Within fifteen (15) days after the Execution Date, Buyer may (at its option and expense) order a preliminary title binder (on a standard form reasonably acceptable to Buyer), issued by a title insurance company reasonably acceptable to Buyer, with respect to the Real Property. If a preliminary title binder indicates an exception other than a Permitted Lien or those items set forth in Section 3.07 of the Disclosure Schedule that would impair marketability in any material respect, Seller shall, upon written notice thereof from Buyer not later than sixty (60) days before the Closing Date, cause such exception to be removed on or before the Closing Date.

     5.13 Capital Expenditures. Recognizing that Seller is not currently on schedule with respect to any Subsidiary's capital budget, Seller shall use commercially reasonable efforts to make capital expenditures in the aggregate in accordance with the capital budget set forth in Section 5.13 of the Disclosure Schedule. Seller shall also provide prior to December 1, 1995 a copy of its proposed 1996 capital budget for continuing the operations of the Subsidiaries consistent with past practice to Buyer for its review and approval, which approval shall not be unreasonably withheld or delayed.

     5.14 Dividends/Distributions. Notwithstanding anything to the contrary herein, SJC shall be entitled, subject to Sections 5.13 and 8.02(d) to continue to make dividends and distributions to Seller prior to the Closing Date.

     5.15 FCC Filings. Seller agrees to cause each of Florala and SJTT to file and diligently prosecute an application or applications pursuant to Section 63.01 et seq. of the FCC regulations in order to obtain from the FCC such certificates as are required by Section 214 of the Communications Act of 1934, as amended (the "Act"), for the extension of lines and/or discontinuance, reduction, outage and impairment of service, relating to all lines currently in existence and all services currently offered by Florala and/or SJTT that are subject to such statutory provisions. Provided that all required certificates as described above are granted and/or the requirements of Section 214 of the Act are waived by the FCC in response to such applications as of the Closing Date, and notwithstanding anything to the contrary contained in this Agreement, the absence of Section 214 certificates at any time and any consequences thereof shall not be deemed to constitute a breach of the representations and warranties in Article III or the covenants in Article V of this Agreement or a failure of any closing conditions in Article VIII hereof.

                             ARTICLE VI
                             TAX MATTERS

     6.01 Pre-Closing Tax Periods; Post-Closing Tax Periods; Bridge
          Tax Periods.

          (a) Except as otherwise set forth in Section 6.01 of the Disclosure Schedule, there have been properly completed and filed on a timely basis and in correct form all Tax Returns required to be filed with respect to the Subsidiaries on or prior to the date hereof. As of the time of filing, all such Tax Returns are correct in all material respects with respect to the Subsidiaries and the amounts shown as owing thereon have been paid. Other than with respect to fiscal year 1994, no extension of time to file any Tax Return with respect to the Subsidiaries that has not been filed has been requested or granted.
          (b) As of the Closing no tax sharing agreements will be in effect with respect to Seller, the Subsidiaries, or the Seller Affiliates.
          (c) No waivers of applicable statutes of limitation with respect to the Tax Returns have been directly given by or requested from the Subsidiaries. Section 6.01 of the Disclosure Schedule sets forth (a) the taxable years of the Subsidiaries to which the respective statutes of limitations with respect to any Tax have not expired, and (b) with respect to such taxable years, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not been initiated.
          (d) There are no Liens for any Tax (other than for any current Tax not yet due and payable) on the assets of the Subsidiaries.
          (e) There have been no material elections or consents with respect to any Tax affecting the Subsidiaries as of the date hereof. After the date hereof, no election or consent with respect to any Tax affecting the Subsidiaries will be made without the written consent of Buyer.
          (f) None of the Subsidiaries has agreed to make or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.
          (g) None of the Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any excess parachute payments within the meaning of Section 280G of the Code.
          (h) Other than the cellular partnerships in which the Interests are held, none of the Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

          (i) Seller is eligible to make an election under Section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) with respect to SJC.
          (j) Seller shall be liable for, and shall indemnify and hold the Buyer Group harmless from and against, all Taxes (other than Assumed Taxes) with respect to all Tax periods ending on or before the Closing Date ("Pre-Closing Tax Periods"), including, but not limited to, the Federal income Tax liability and the state and local Tax liability, arising out of the treatment of certain transactions contemplated by this Agreement as a sale of assets pursuant to section 338(h)(10) of the Code, after application of any allowed net operating losses, net operating loss carryovers or carrybacks, Tax credits, Tax credit carryforwards and carrybacks and similar Tax losses or credits attributable to the Subsidiaries and arising out of Pre-Closing Tax Periods and in existence on the Closing Date. Seller shall be responsible for preparing and filing all Tax returns with respect to Taxes relating to the Subsidiaries for Pre-Closing Tax Periods. Seller shall also be liable for, and shall indemnify and hold the Buyer Group (including the Subsidiaries) harmless from and against, all Taxes asserted or claimed to be due by a Governmental Entity from any of the Subsidiaries by reason of any of such Subsidiaries being included in any Federal, state, local or foreign, consolidated or combined income tax return for all periods ending on or before the

Closing Date, and the portion of any Bridge Tax Period through the Closing Date.
          (k) Buyer shall be liable for, and shall indemnify and hold the Seller Group harmless from and against, all (i) Assumed Taxes and (ii) Taxes with respect to the Subsidiaries for all Tax periods commencing on or after the Closing Date ("Post-Closing Tax Periods"). Buyer shall be responsible for preparing and filing all Tax Returns with respect to Transfer Taxes and with respect to Taxes relating to the Subsidiaries for Post-Closing Tax Periods.
          (l) For any taxable period which includes (but does not end on) the Closing Date (a "Bridge Tax Period"), there shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such Bridge Tax Period before and including the Closing Date and the number of days after the Closing Date, respectively, all Taxes (other than Assumed Taxes and Taxes based on income) levied with respect to the Subsidiaries for such Bridge Tax Period. Seller shall be liable for, and shall defend and indemnify the Buyer Group from and against, the proportionate amount of all such Taxes that are attributable to all periods before and including the Closing Date (including without limitation the portion of any Bridge Tax Period ending on the Closing Date) after application of any allowed net operating losses, net operating loss carryovers and carrybacks, Tax credits, Tax credit carryforwards and carrybacks and similar Tax losses or credits attributable to Seller and arising during such period or during the Pre-Closing Tax Period and in existence on the Closing Date, and Buyer shall be liable for, and shall defend and indemnify the Seller Group from and against, the proportionate amount of all such Taxes that are attributable to the period after the Closing Date. Buyer shall be responsible for preparing and filing all Tax Returns for any Bridge Tax Period in a manner consistent with past practices (including accounting principles, methods and elections) followed by Seller; provided, however, that Seller shall consent to the preparation and filing by Buyer of any Tax Return for any Bridge Tax Period in a manner which is not consistent with past practices if the inconsistent practice has no material adverse impact on the Seller. Buyer shall submit all Tax Returns for any Bridge Tax Period to Seller for review and approval at least thirty (30) days prior to the filing thereof. Seller shall review all such Tax Returns within ten
(10) Business Days of their receipt and inform Buyer in writing of any item(s) with which Seller does not agree (the "Dispute Notice"). Seller and Buyer shall negotiate in good faith to resolve all disputed items. Any unresolved dispute between Seller and Buyer shall be resolved in favor of the Seller if the net effect of such disputed item(s) is not in excess of $25,000 for any one such Tax Return. If the parties fail to resolve any such dispute within forty-five (45) days after receipt by Buyer of the Dispute Notice, the Reviewing Accountant shall be selected and shall resolve and dispute in accordance with the procedures set forth in Section 2.06 hereof.
     (m) If Seller is obligated to pay Buyer any amount pursuant to this Article 6, Seller shall also be obligated to pay Buyer's reasonable attorney's fees, professional fees, and related costs incurred by Buyer with respect to that amount.
     6.02 Refunds or Credits. Any refunds or credits of Taxes, to the extent that such refunds or credits are attributable to Taxes (other than Assumed Taxes) for Pre-Closing Tax Periods or to Federal income Taxes arising out of the treatment of certain transactions contemplated by this Agreement as a sale of assets pursuant to
Section 338(h)(10) of the Code shall be for the account of Seller and, to the extent that such refunds or credits are attributable to Taxes for Post-Closing Tax Periods or, to Assumed Taxes which are paid or payable by Buyer they shall be for the account of Buyer. To the extent that such refunds or credits are attributable to Taxes for a Bridge Tax Period, such refunds or credits shall be for the account of the party who bears responsibility for such Taxes pursuant to
Section 6.01(l). In the event Buyer or any of the Subsidiaries has any discretion to designate whether any credit or refund is attributable to a Pre-Closing Tax Period, a Bridge Tax Period or a Post-Closing Tax Period, the credit or refund shall be treated for purposes of this Agreement as attributable to the earliest taxable period to which it may be attributed. Each party shall promptly notify the other of any refund or credit which it receives or expects to receive which is for the account of the other party. Buyer shall promptly forward to Seller or reimburse Seller for any refunds or credits due Seller hereunder after receipt thereof by or on behalf of Buyer with interest from the date of receipt by Buyer, and Seller shall promptly forward to Buyer or reimburse Buyer for any refunds or credits due Buyer hereunder after receipt thereof by or on behalf of Seller with interest from the date of receipt by Seller.

     6.03 Mutual Cooperation. As soon as practicable, but in any event within fifteen (15) days after a party's request, the other party shall deliver to it such information and other data relating to Tax Returns and Taxes with respect to the Subsidiaries and shall make reasonably available at no cost such of its knowledgeable employees as the other party may reasonably request, including providing the information and other data customarily required, to cause the completion and filing of all Tax Returns for which it has responsibility or liability under this Agreement or to respond to audits by any Taxing authorities with respect to any Tax Returns or taxable periods for which it (or any of its Affiliates) has any responsibility or liability under this Agreement or to otherwise enable it (or any of its Affiliates) to satisfy its reasonable accounting or Tax requirements.

     6.04 Tax Audits. Within thirty (30) days after Buyer or any of the Subsidiaries has received written notice (but in any event not less than thirty (30) days before any response to any

Governmental Entity is due) that any Governmental Entity is auditing or investigating, or intends to audit or investigate, any taxable period for which Seller may be liable, in whole or in part, to Buyer or any of the Subsidiaries under this Agreement, Buyer shall give to Seller written notice of such audit or investigation, and shall tender to Seller the defense of such audit or investigation in whole with respect to Taxes for which Seller may be liable in whole under this Article VI or in part with respect to those Taxes for which Seller may be liable in part under this Article VI. If Seller accepts the tendered defense of such audit or investigation, in the case of any taxable period for which Seller may be liable in whole or in part, (a) Buyer shall execute and deliver to Seller all documents necessary or appropriate (including powers of attorney) (i) to enable Seller to act, at its sole cost and expense, on behalf of Buyer in defending against such audit or investigation, in the case of periods for which Seller may be liable in whole and in the case of any audit or investigation of Federal Income Taxes resulting from the 338 Election, or (ii) to enable Seller to defend against those issues raised in such audit or investigation for which Seller may be liable, in the case of any taxable period or Taxes for which Seller may be liable in part and in the case of state or local Taxes resulting from the 338 Allocation, and (b) Seller shall determine, in its reasonable discretion, the manner in which such audit or investigation (in the case of periods for which Seller may be liable in whole) will be defended or settled and in the case of any audit or investigation of Federal Income Taxes resulting from the 338 Election or such issues (in the case of periods for which Seller may be liable in part) and in the case of state or local Taxes resulting from the 338 Allocation will be defended or settled and Seller shall defend or settle such audit or investigation in good faith with respect to future taxes of the Buyer, provided, however, that Buyer may reject any settlement (or portion thereof) proposed by Seller, in which case Seller will have no obligation to indemnify Buyer with respect to the taxable period or Taxes under audit or investigation for any amount in excess of the settlement proposed by Seller, reduced by the actual settlement amount, if any, of the items the proposed settlement of which was not rejected by Buyer. Notwithstanding anything in this Agreement to the contrary, Seller shall not be liable to Buyer or any of the Subsidiaries with respect to any Taxes for which Seller's defense or settlement of the audit or investigation has been materially and adversely affected by Buyer's failure to give the timely written notice required by this Section 6.04.

     6.05 Section 338 Election.
          (a) Notwithstanding any provision to the contrary contained in this Agreement, Seller shall be liable for, and shall defend and indemnify the Buyer Group from and against, all Taxes for all pre-Closing tax periods arising or resulting from, directly or indirectly, any election or deemed election pursuant to Section

338 of the Code made with respect to or in connection with the purchase by Buyer of the Common Stock.
          (b) Buyer shall make an election for Federal Tax purposes under Section 338(h)(10) of the Code with respect to the Common Stock and with respect to the stock of each of the other Subsidiaries (the "338 Election") and Seller shall join with Buyer in making such election. Buyer shall be responsible for the preparation and timely filing of all election forms for Federal purposes, including, without limitation, Form 8023, and shall submit all such forms to Seller at least thirty (30) days prior to the date required for filing same for Seller's review and approval. Seller shall be responsible for filing any Federal Tax Returns relating to and for payment of any Federal Taxes resulting from the 338 Election. All such election forms and Tax Returns filed by Buyer and Seller shall be filed in a manner consistent with the allocation of the Purchase Price to be agreed between Buyer and Seller prior to the filing of any such election forms and Federal Tax Returns (the "338 Allocation").
          (c) Seller shall be responsible for filing any state and local Tax Returns relating to the 338 Election. Seller shall be liable for, and shall indemnify and hold the Buyer Group harmless from and against, all state and local Taxes resulting from the 338 Election referred to in Section 6.05(b).
          (d) Buyer and Seller agree that for state Tax purposes, the purchase and sale of the Common Stock shall be treated as a purchase and sale of the assets of the Subsidiaries to the greatest extent permitted by applicable law. Buyer and Seller agree to make timely all elections necessary to carry out the provisions of this Section 6.05(d) and to report the purchase and sale of the Common Stock consistent with the preceding sentence and in accordance with the provisions of this Agreement. Buyer agrees to cooperate with Seller to help minimize Seller's state Tax liabilities arising as a result of the provisions of this Section 6.05(d), provided that any such cooperation does not have any adverse financial or economic impact on Buyer or any Subsidiary.
          (f) Seller shall not file, or permit to be filed, any Tax Returns in which Seller or any of the Subsidiaries takes any positions which are inconsistent with the 338 Allocation. Buyer shall not file, or permit to be filed, any Tax Returns in which Buyer or any of its Affiliates takes any positions which are inconsistent with the 338 Allocation. Buyer and Seller will notify each other as soon as reasonably practicable of any audit adjustment or proposed audit adjustment by any taxing authority which might affect the 338 Election or any allocation of purchase price pursuant to the 338 Election.

     6.06 No Offset. To the extent that any party hereto is responsible for any Tax pursuant to this Article VI or to receive or remit any refund or credit in respect of any Tax, such party shall not offset its obligation to pay any such Tax or to remit any such refund or credit by any claim it may have against the other party under this Agreement or otherwise.

                             ARTICLE VII
                          EMPLOYEE BENEFITS

     7.01 Employee Benefit Plans.
          (a) Section 7.01(a) of the Disclosure Schedule lists each of the following plans, contracts, policies and arrangements which is or, within six years prior to the Closing Date, was sponsored, maintained or contributed to by, or otherwise binding upon any Subsidiary or, in the case of an "employee pension plan" (as defined in Section 3(2) of ERISA), an ERISA Affiliate for the benefit of any current or former employee of any of the Subsidiaries: (i) any "employee benefit plan," as such term is defined in Section 3(3) of ERISA, whether or not subject to the provisions of ERISA, and (ii) any other employment, consulting, stock option, stock bonus, stock purchase, phantom stock, incentive, bonus, deferred compensation, severance, vacation, dependent care, employee assistance, fringe benefit, medical, dental, sick leave, death benefit or other compensatory plan, contract, policy or arrangement which is not an employee benefit plan as defined in Section 3(3) of ERISA (each such plan, contract, policy and arrangement described in the foregoing provisions of this Section 7.01(a) being herein referred to as a "Benefit Plan"). With respect to each Subsidiary Benefit Plan, Seller has provided or made available to Buyer (where applicable) a true and complete copy of the governing documents and of the most recently distributed summary material(s) (including summary plan descriptions and summaries of material modifications). No Subsidiary Benefit Plans will continue to be sponsored by any of the Subsidiaries after the Closing.
          (b) Neither the Subsidiaries nor any ERISA Affiliate has incurred any withdrawal liability (either as a contributing employer or as part of a controlled group which includes a contributing employer) which has not been satisfied or which will not be satisfied prior to the Closing Date to any Multiemployer Plan in connection with any complete or partial withdrawal from such plan occurring on or before the Closing Date; and no Subsidiary or ERISA Affiliate has incurred or expects to incur any unpaid liability under Title IV of ERISA in connection with a termination of or withdrawal from any other funded pension plan (within the meaning of Section 3(2) of ERISA). None of the Subsidiary Benefit Plans is a Multiemployer Plan.
          (c) Section 7.01(c) of the Disclosure Schedule lists each collective bargaining agreement to which any of the Subsidiaries is a party and which covers any employee of any of the Subsidiaries ("Collective Bargaining Agreement"). Seller has provided or made available to Buyer true and complete copies of each Collective Bargaining Agreement.

     7.02 Benefit Plan Compliance.
          (a) With respect to each Benefit Plan, (i) the Benefit Plan has been maintained and administered in all material respects in accordance with its terms and the provisions of applicable law; (ii) all contributions, insurance premiums, benefits and other payments required to be made to or under each Benefit Plan have been made timely and in accordance with the governing documents and applicable law; (iii) no action, suit, proceeding or claim (other than routine claims for benefits) is pending or, to the knowledge of Seller, threatened; and (iv) to the knowledge of Seller, no facts exist which could give rise to any such action, suit, proceeding or claim which, if asserted, could reasonably be expected to result in a Material Adverse Effect.
          (b) The Seller, each of the Subsidiaries or each Subsidiary Benefit Plan which is an "employee benefit plan" within the meaning of Section 3(3) of ERISA or which is a "plan" within the meaning of Section 4975(e) of the Code, has not engaged in a transaction which is prohibited by Section 406 of ERISA or which constitutes a "prohibited transaction" under Section 4975(c) of the Code has occurred which could reasonably be expected to result in a Material Adverse Effect.
          (c) With respect to each funded Subsidiary Benefit Plan which is an employee pension plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) (i) the plan is a qualified plan under Section 401(a) or 403(a) of the

Code, and its related trust is exempt from federal income taxation under Section 501(a) of the Code; (ii) the plan has been (or within the applicable remedial amendment period, will be) amended to reflect the requirements of the Tax Reform Act of 1986 and subsequent legislation through and including the Omnibus Reconciliation Act of 1993, and an application for a determination letter has been filed (or, within the applicable remedial amendment period, will be filed) with the Internal Revenue Service; (iii) with respect to each such plan (as well as any other Benefit Plan) which is covered by Section 412 of the Code, there has been no accumulated funding deficiency, whether or not waived, within the meaning of Section 302(a)((2) of ERISA or Section 412 of the Code, and there has been no failure to make a required installment by its due date under Section 412(m) of the Code; and (iv) with respect to each such plan which is covered by Title IV of ERISA, (1) no notice of intent to terminate the plan has been provided to participants or filed with PBGC under Section 4041 of ERISA, nor has PBGC instituted or to Seller's knowledge, threatened to institute any proceeding under Section 4042 of ERISA to terminate the plan; (2) no liability has been incurred under Title IV of ERISA to PBGC or otherwise and, to Seller's knowledge, there is no material risk of incurring any such liability (except for the payment of PBGC premiums); and (3) in the case of a defined benefit pension plan, the value of the plan assets exceeds the total present value of the plan's benefit liabilities on a plan termination basis based upon actuarial assumptions and asset valuation principles applied by PBGC. None of the Subsidiaries nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of
Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions on or before the Closing Date to any Benefit Plan which is a pension plan subject to Section 4064(a) of ERISA.
          (d) The Subsidiaries have complied in all material respects with the provisions of Section 4980(B) of the Code with respect to any Benefit Plan which is a group health plan within the meaning of Section 5001(b)(1) of the Code and which covers any employee of any of the Subsidiaries. None of the Subsidiaries maintains, contributes to, or is obligated under any plan, contract, policy or arrangement providing health or death benefits (whether or not insured) to current or former employees of any of the Subsidiaries or other personnel of any of the Subsidiaries beyond the termination of their employment or other services.

     7.03 Employees of the Subsidiaries. Set forth in Sections 7.08(a) and 7.08(b) of the Disclosure Schedule is a complete list of all employees of each of the Subsidiaries as of June 30, 1995, together with their annualized base pay and 1994 bonus, if any. Seller will update the list for Buyer to reflect additions and deletions prior to the Closing. Prior to the Closing, Seller, the Subsidiaries and Seller Affiliates will not terminate the employment of or transfer any employee of any of the Subsidiaries to another business of Seller other than in the ordinary course of business. Buyer shall cause the non-union employees of the Subsidiaries to receive post-Closing employee benefits which are at least as favorable on an overall basis to those provided generally to other similarly situated non-union employees of Buyer or of Buyer Affiliates which are engaged in the local telephone business and, for not less than one year from the Closing, to those provided to other non-union employees of the Subsidiaries prior to the Closing Date (except that any preexisting condition restrictions actually imposed by the Subsidiary Benefit Plans with respect to one or more non-union employees of the Subsidiaries under the disability, life or health coverage provided to such employees prior to the Closing may be imposed with respect to such coverage after the Closing), without any gap in coverage and without the imposition of pre-existing conditions restrictions with respect to disability, life or health coverage.

     7.04 Subsidiary Benefit Plans.
          (a) Accrued benefits or account balances of employees of any of the Subsidiaries under the Subsidiary Benefit Plans which are funded employee pension plans under Section 3(2) of ERISA shall be fully vested as of the Closing Date.
          (b) As of the Closing Date, Seller will cause the Subsidiaries to withdraw from and cease participation in all Subsidiary Benefit Plans which are also maintained, contributed to or sponsored by Seller or any Seller Affiliate other than the Subsidiaries, and no additional benefits will thereafter be accrued or provided thereunder for the employees of any of the Subsidiaries, and their dependents, spouses and beneficiaries. Buyer will cause the Subsidiaries to adopt new plans and arrangements (or to become participating employers under existing plans and arrangements of Buyer and Buyer Affiliates) to the extent necessary to satisfy its obligations under Section 7.03 hereof. Except to the extent funded under the applicable Subsidiary Benefit Plan, all benefit liabilities accrued and unpaid under a Subsidiary Benefit Plan shall be a continuing liability of the Subsidiaries.

     7.05 Buyer Benefit Plans. Buyer and Buyer Affiliates will recognize all service of the employees of any of the Subsidiaries including service with Seller, any of the Subsidiaries or any Seller Affiliates, for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) in the employee benefit plans (within the meaning of Section 3(3) of ERISA) of Buyer or any Buyer Affiliates, and for determining the period of employment under any vacation, sick leave or other paid time off plan of Buyer or Buyer Affiliates.

     7.06 Seller's 401(k) Plan. As soon as practicable after the Closing, Seller will give or will cause to be given to each employee of any of the Subsidiaries the following choices with respect to the disposition of his or her account balance under the 401(k) Plan: (a) an immediate payout from the 401(k) Plan, (b) a deferred payout from the 401(k) Plan, or (c) if Buyer or Buyer Affiliate maintains a qualified plan (under Section 401(a) of the Code) with a 401(k) arrangement (the "Buyer's Plan"), an immediate plan-to-plan transfer of the assets and related liability for payment of the employee's accrued benefit to an existing or new qualified plan (under Section 401(a) of the Code) to be maintained by the Subsidiaries in a transfer which satisfies the requirements of
Section 414(l) of the Code. If an employee of any of the Subsidiaries elects a plan-to-plan transfer of his or her 401(k) Plan account balance, then the following provisions of this Section 7.06 will be applicable. Buyer and Seller shall make or cause to be made any filings required of them in connection with the plan-to-plan transfers. Each party may require, as a condition of making or receiving the transfer, evidence reasonably satisfactory to such party of the qualified status of Buyer's Plan and Seller's 401(k) Plan, including without limitation, a copy of a favorable determination letter from the Internal Revenue Service or a written opinion of outside counsel that such a favorable determination letter could be obtained without substantial plan changes. Each of the parties shall pay its own expenses in connection with the plan-to-plan transfer, and both parties will take or cause to be taken such actions as may be required or reasonably requested by the other in order to effectuate the plan-to-plan transfer. During the period prior to the plan-to-plan transfer, Seller will cause the fiduciaries of Seller's 401(k) Plan to process and distribute benefits with respect to the employees of any of the Subsidiaries whose employment with Buyer and Buyer Affiliates is terminated, and the amount to be transferred in the plan-to-plan transfer will be reduced accordingly.

     7.07 No Third Party Beneficiaries. No provision of this Article VII or this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of any of the Subsidiaries, Seller or Seller Affiliates, in respect of continued employment (or resumed employment) with either Buyer, Seller, any of the Subsidiaries or any Buyer or Seller Affiliates and no provision of this Article or this Agreement shall create any such rights in any such employee or former employee in respect of any benefits that may be provided, directly or indirectly, under any Benefit Plan or any plan or arrangement which may be established by any of the Subsidiaries, Buyer or Buyer Affiliates.

     7.08 Severance. Buyer shall have the sole responsibility for making or causing to be made any applicable severance payments and any other applicable similar payment (including any payment under the Worker Adjustment and Retraining Act ("WARN"), or any similar law) to employees of any of the Subsidiaries in the event their services are terminated. The Subsidiaries shall be liable for any continuation coverage (including any penalties, excise taxes or interest resulting from the failure to provide continuation coverage) required by
Section 4980B of the Code due to
qualifying events which occur with respect to employees of any of the Subsidiaries (or their dependents) on or after the Closing Date. Notwithstanding anything to the contrary contained herein, if Buyer or any of the Subsidiaries terminates or causes the termination of the employment of (a) a "Listed Employee" at any time within one year of the Closing Date, then, unless such Listed Employee's employment is terminated for cause (defined below), Buyer shall pay or cause to be paid to such terminated Listed Employee a lump sum severance payment in an amount equal to the annual salary of any such Listed Employee at the time of termination (or, if greater, immediately prior to the Closing Date), and the prior year's bonus, if any, subject to applicable income tax withholding; or (b) any "Other Employee" within six months of the Closing Date, then, unless such Other Employee's employment is terminated for cause, Buyer shall pay or cause to be paid to such Other Employee a lump sum severance payment in an amount equal to the gross weekly rate of pay of such Other Employee at the time of termination (or, if greater, immediately prior to the Closing Date) multiplied by the aggregate number of years (including a fraction of a year) of such employee's employment with Seller, any Seller Affiliate, Buyer and any Buyer Affiliate, and the prior year's bonus, if any, subject to applicable income tax withholding, with a minimum severance payment of four weeks of the foregoing weekly rate of pay. In addition, any terminated employee entitled to a lump sum severance payment under this Section 7.08 shall also be entitled to receive the first six months of COBRA continuation coverage at no cost to him or her. For the purpose of this Section 7.08, the term "cause" shall mean (i) the failure or refusal of an employee to perform the material duties of his or her employment with Buyer, or any Buyer Affiliate, subject to a notice and cure period of at least thirty days; (ii) commission by the employee of a crime involving moral turpitude, (iii) material alteration by Buyer or the Subsidiaries of his or her duties or employment status without his or her consent, or (iv) the employee's wilful engagement in conduct, which, in the case of (i), (ii) or (iv) above, is materially injurious to the business of the Subsidiaries. An employee shall be deemed to have been terminated by Buyer without cause if he or she terminates employment because of a refusal to accept an offer of employment by Buyer at a business location which is more than one hundred miles from his or her present location of employment or if his or her duties or employment status are materially altered by Buyer or the Subsidiaries without his or her consent.

                            ARTICLE VIII
                        CONDITIONS TO CLOSING

     8.01 Conditions to the Obligations of Each Party. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

          (a) all required waiting periods under the HSR Act shall have expired or been terminated;
          (b) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, the FCC, FPSC, APSC, GPSC or other Governmental Entities necessary to effect the transactions contemplated by this Agreement shall have occurred, been filed or been obtained and become Final Orders; and
          (c) no judgment, injunction, order or decree of any court, arbitrator or Governmental Entity shall restrain or prohibit the consummation of the Closing.

     8.02 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions any of which may be waived by Buyer:
          (a) Each of the representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the date hereof and (except for the representation in Section 3.08(a)(ii) which shall be superseded by Section 8.01(c)) at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date, other than representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time).

          (b) Seller shall have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.
          (c) Buyer shall have received at the Closing a certificate to the effect of (a) and (b) above, dated the Closing Date and duly executed on behalf of Seller.
          (d) The aggregate cash held by the Subsidiaries as of the Closing shall be not less than $1,450,000.
          (e) There shall have been no material adverse change in the financial condition or results of operations of the Subsidiaries taken as a whole.

     8.03 Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions any of which may be waived by
Seller:
          (a) The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as of the date hereof and (except for the representation in Section 4.05(b) which shall be superseded by Section 8.01(c)) at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time).

          (b) Buyer shall have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.
          (c) Seller shall have received at the Closing a certificate to the effect of (a) and (b) above, dated the Closing Date and duly executed on behalf of Buyer.

                             ARTICLE IX
                     TERMINATION AND ABANDONMENT

     9.01 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a)  by mutual consent of Seller and Buyer;
          (b) by either Seller or Buyer if the Closing shall not have occurred on or before September 1, 1996 (unless the failure to consummate the Closing by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in violation of its covenants pursuant to this Agreement, in which case the foregoing date shall be extended by the period of delay due to such action or failure to act); or
          (c) by Buyer no later than September 15, 1995 if the Environmental Evaluation indicates a condition which could reasonably be expected to result in a Material Adverse Effect and Seller has failed to make arrangements with respect thereto reasonably satisfactory to Buyer.

     9.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.01 hereof:
          (a) Each party will redeliver all documents, work papers and other materials of the other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and
          (b) Neither party hereto shall have any liability or further obligation of any nature to the other party to this agreement except as provided in the last sentence of Sections 5.02, and in
Section 11.03 and except for any breach of this Agreement prior to such date.

                              ARTICLE X
                      SURVIVAL; INDEMNIFICATION

     10.01 Survival. All representations and warranties of the parties contained in this Agreement or in the Disclosure Schedule shall survive the Closing Date and shall expire on the date one (1) year after the Closing Date. No action or proceeding may be brought with respect to any of the representations and warranties unless written notice thereof, setting forth in reasonable detail the nature of the claimed misrepresentation or breach of warranty, shall have been delivered to the party alleged to be in breach prior to the Closing. The covenants and agreements of the parties hereto shall not be subject to the foregoing limitation.

Notwithstanding the foregoing, the representations and warranties set forth in Article VI shall expire contemporaneously with the applicable statute of limitations to which they relate.

     10.02 Indemnification. Subject to the other provisions of this Article X, from and after the Closing (a) Seller shall indemnify and hold harmless the Buyer Group from and against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement, losses, claims and damages (collectively, "Losses and Damages") to the extent they are the direct result of any breach of a representation or warranty by Seller or nonfulfillment of or failure to perform any covenant or agreement made by or on behalf of Seller under this Agreement, and (b) Buyer shall indemnify and hold harmless the Seller Group from and against any Losses and Damages to the extent they are the direct result of any breach of a representation or warranty by Buyer or nonfulfillment of or failure to perform any covenant or agreement made by or on behalf of Buyer under this Agreement. The Seller Group or the Buyer Group, as the case may be, are referred to herein as the "Indemnified Parties."

     10.03 Procedures. If an Indemnified Party intends to seek indemnity under this Article X, such Indemnified Party shall promptly notify Seller or Buyer, as the case may be (the "Indemnifying Party"), in writing of such claims setting forth the basis for and the amount of such claims in reasonable detail, provided that the failure to provide such notice shall not affect the obligations of the Indemnifying Party unless it is actually prejudiced thereby, subject, however, to the time period in Section
10.01 hereof. In the event such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party shall have thirty (30) days after receipt of such notice to decide whether it will undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and if it so decides, the Indemnified Party shall cooperate with it in connection therewith, provided that the Indemnified Party may participate (subject to the Indemnifying Party's control) in such settlement or defense through counsel chosen by it, and provided further that the fees and expenses of such Indemnified Party's counsel shall be borne by the Indemnified Party; provided, however, that any Indemnified Party is hereby authorized prior to any notice from the Indemnifying Party of its undertaking of the defense, to file any motion, answer or other pleading which the Indemnified Party shall deem necessary to protect its interests and which shall otherwise have become due. The Indemnifying Party may, without the consent of the Indemnified Party, settle or compromise or consent to the entry of any judgment in any action involving only the payment of money which includes as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a duly executed written release of the Indemnified Party from all liability in respect of such action which written release shall be reasonably satisfactory in form and substance to counsel for the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party settle or compromise any action involving relief other than the payment of money in any manner that, in the reasonable judgment of the Indemnified Party, would materially and adversely affect the Indemnified Party; provided, however, that if the Indemnified Party shall fail or refuse to consent to a settlement, compromise or judgment proposed by the Indemnifying Party and approved by the third Person in any such action and a judgment thereafter shall be entered or a settlement or compromise thereafter shall be effected on terms less favorable in the aggregate to the Indemnified Party than the settlement, compromise or judgment proposed by the Indemnifying Party, the Indemnifying Party shall have no liability hereunder with respect to any Losses and Damages in excess of those that were provided for in the settlement, compromise or judgment proposed by the Indemnifying Party or any costs or expenses related to such claim arising after the date such settlement, compromise or judgment was so proposed. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim, unless such settlement includes as an unconditional term thereof the delivery by the claimant or plaintiff and by the Indemnified Party to the Indemnifying Party of duly executed written releases of the Indemnifying Party from all liability in respect of such claim which written releases shall be reasonably satisfactory in form and substance to counsel for the Indemnifying Party. The Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to Article X.

     10.04 Tax, Insurance and Other Benefits. The amount of any claim by an Indemnified Party shall be reduced by any Tax, insurance or other benefits which such party or its Group receives in respect of or as a result of such claim or the facts or circumstances relating thereto. If any Losses and Damages for which indemnification is provided hereunder are subsequently reduced by any Tax benefit, insurance payment or other recovery from a third party, the amount of such reduction shall be remitted to the Indemnifying Party.

     10.05 Environmental Indemnification. With respect to Environmental Liabilities and in lieu of any other indemnification provided in this Agreement that could be read to apply to Environmental Liabilities, Buyer shall indemnify, defend and hold harmless the Seller Group from and against all Environmental

Liabilities that may be imposed upon, asserted against, or incurred by Seller, Seller Affiliates or the Subsidiaries with respect to the Subsidiaries, and are caused by or related to the acts or omissions of any Person.

                             ARTICLE XI
                            MISCELLANEOUS

     11.01 Notices. All notices, requests, demands, consents and other communications required or permitted hereunder shall be in writing and shall be delivered personally or mailed by certified or registered mail (return receipt requested), postage prepaid, provided that any notice delivered by certified or registered mail shall also be delivered by telecopy or by hand at the time that it is mailed. If such telecopy is sent, notices shall be deemed given upon confirmation at the sender's telecopy machine of receipt at the recipient's telecopy machine. If the notice is delivered by hand, it shall be deemed given when so delivered to a responsible representative of the addressee. All communications hereunder shall be delivered to the respective parties at the following addresses (or to such other person or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

          (a)  If to Buyer, to in care of:

               TPG Communications, Inc.
               c/o Texas Pacific Group
               600 California Street, Suite 1850
               San Francisco, California  94108
               Attention:  Mr. David Stanton

               and by telecopy to: 415-616-0420

               with copy to:

               Arnold & Porter
               555 12th Street, N.W.
               Washington, D.C.  20004
               Attention:  Samuel A. Flax, Esq.

               and by telecopy to: 202-942-5999

               and to:

               Rural Link Communications, LLC
               1220 Main Street, Suite 360
               Vancouver, Washington  98860
               Attention:  Dudley Slater

               and by telecopy to:  360-694-5607

          (b)  If to Seller, to:

               Winfred L. Thornton
               St. Joe Paper Company
               duPont Center Suite 400
               1650 Prudential Drive
               Jacksonville, FL  32207
               and by telecopy to: 904-396-1932

               with a copy to:

               Fulbright & Jaworski L.L.P.
               Market Square
               801 Pennsylvania Avenue, N.W.
               Washington, DC 20004-2604
               Attn: Marilyn Mooney, Esq.
               and by telecopy to: (202) 662-4643

     11.02 Amendments; No Waivers.
          (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.
          (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     11.03 Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost, fee or expense.

     11.04 Assignment; Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns. Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other party hereto or thereto.

     11.05 Governing Law; Jurisdiction; Forum. The parties hereto agree that all of the provisions of this Agreement and any questions concerning its interpretation and enforcement shall be governed by the laws of the State of Florida without regard to any applicable principles of conflicts of law. Each of the parties irrevocably and unconditionally consents that any suit, action or proceeding relating to this Agreement may be brought in a court of the United States sitting in the State of Florida or, if jurisdiction is lacking in such a court, in a court of record in the State of Florida, and each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may have, whether now or in the future, to the laying of the venue in, or to the jurisdiction of, any and each of such courts for the purpose of any such suit, action, proceeding or judgment and further waives any claim that any such suit, action, proceeding or judgment has been brought in an inconvenient forum, and each party hereby submits to such jurisdiction.

     11.06 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

     11.07 Entire Agreement. This Agreement and the Schedules hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all/other prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement and any amendments or letter agreements relating to the subject matter referred to herein that may be entered into in writing by Seller and Buyer. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.

     11.08 Publicity. Except as otherwise required by law or the rules of any national securities exchange, neither the Buyer Group nor the Seller Group shall issue or cause the publication of any press release or other public announcement (other than as required pursuant to Sections 5.05 and 5.06 hereof) with respect to this Agreement or the transactions contemplated by this Agreement without the express written prior approval of the parties hereto.

     11.09 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     11.10 Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof.

     11.11 Knowledge. Whenever information provided herein is based on "knowledge," such term means the actual knowledge of any person presently holding the position of General Manager, Operations Manager or Accounting Manager of any Subsidiary, or General Manager or Vice President or higher of Seller or SJC.

     11.12 Purchase Price Adjustment. Any indemnity payment made pursuant to the terms of this Agreement, including without limitation pursuant to Articles VI and X, shall be treated by Buyer and Seller as an adjustment to the Purchase Price.

     IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ST. JOE INDUSTRIES, INC.



By:
    Name:  Robert E. Nedley
    Title: President



TPG COMMUNICATIONS, INC.



By:
    Name:
    Title:

                              EXHIBIT A



                              NET WORTH


Net Worth shall mean the aggregate of

          (1)  Common Stock

          (2)  Paid in Capital; and

          (3)  Retained Earnings

shown in the consolidated financial statements of SJC as of a given date. It shall be determined as described below and in accordance with generally accepted accounting principles consistently applied, subject to the following which represents the historic practice of
SJC:
          (1) Depreciation expense will be determined using depreciation rates currently in effect (attached hereto), as adjusted in accordance with any FPSC or APSC orders if issued within the time periods for determination of the final Purchase Price Adjustment specified in Section 2.06.
          (2) Bad debt expense for St. Joseph Telephone & Telegraph Company will be determined using the reserve method. Bad debt expense for St. Joe Communications, Inc., Gulf Telephone Company and The Florala Telephone Company will be determined using the direct write-off method.
          (3) Income tax expense will be determined using statutory rates without regard to exemptions and will be reduced by the amortization of investment tax credits calculated using the depreciation rates mentioned in item 1 above.
          (4) For purposes of determining Net Worth at and as of December 31, 1995, monthly interim settlements from the interstate access pool will be based on the cost study for 1994, as adjusted for changes known prior to December 31, 1995. For purposes of determining Net Worth at and as of the Closing Date, monthly interim settlements from the interstate access pool will be based on the cost study for 1995, as adjusted retroactive to January 1, 1996 for the final pool true-up for 1995 if available within the time periods for determination of the final Purchase Price Adjustment specified in Section 2.06.

                              EXHIBIT B


                      _______________ __, 1995


St. Joe Industries, Inc.
duPont Center Suite 400
1650 Prudential Drive
Jacksonville, FL 32207

Gentlemen:

     We have served as counsel to TPG Communications, Inc. ("TPG"), in connection with the purchase by TPG from St. Joe Industries, Inc. ("SJI"), of all of the issued and outstanding stock of St. Joe Communications, Inc. ("SJCI"). SJCI owns all of the issued and outstanding common stock of Gulf Telephone Company, Florala Telephone Company, Inc. and St. Joseph Telephone & Telegraph Company (collectively with SJCI, the "Subsidiaries"). This opinion is delivered to you pursuant to Section 2.03(a)(v) of that certain Stock Purchase Agreement dated as of September 1, 1995, between SJI and TPG (the "Purchase Agreement").

     In connection with rendering this opinion, we have examined such documents and records and have made such inquiries and investigations as we deem to be necessary and appropriate. We are of the opinion that:

     1. TPG is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business or

St. Joe Industries, Inc.
_______________ __, 1995
Page 2

its ownership or use of property requires such qualification. TPG has full corporate power to conduct its business as presently conducted and to own and/or operate the assets and properties now owned or operated by it.

     2. TPG (as opposed to the Subsidiaries) possesses all of the material licenses, franchises, permits or other authorizations issued or issuable by federal, state, local or other governmental or quasi-governmental agencies, authorities or other entities necessary for the operation of its current businesses and, to the best of our knowledge and belief, all such licenses, franchises, permits and other authorizations are in full force and effect.

     3. TPG has the full corporate power and lawful authority to execute and deliver the Purchase Agreement and to consummate and perform the transactions contemplated thereby in the manner therein provided. The execution and delivery by TPG of the Purchase Agreement and the consummation and performance of the transactions contemplated thereby in the manner therein provided have been duly and validly authorized by all necessary corporate or other action.

     4. The execution and delivery by TPG of the Purchase Agreement and the consummation and performance by TPG of the transactions contemplated thereby in the manner therein provided do

St. Joe Industries, Inc.
_______________ __, 1995
Page 3

not or will not (i) require the approval, consent or authorization of, or any filing with or notice to, any federal, state, local or other governmental agency or body or any other third party, other than approvals, consents, authorizations, filings or notices which have been obtained, made or given, or (ii) conflict with or result in the uncured and unwaived breach or violation of any term or provision of, or constitute a default under or cause the acceleration of any payments pursuant to (A) the charter or by-laws of TPG, (B) to the best of our knowledge and belief, any indenture, mortgage, deed of trust, lease, contract note or note agreement or any other agreement or instrument to which TPG is a party or by which TPG or any of its respective assets or properties is bound, (C) any governmental license, franchise, permit or other authorization held by TPG or
(D) any law, rule or regulation or, to the best of our knowledge and belief, any judgment, order, writ, injunction, decree or award, of any court, arbitrator or governmental agency or body to which TPG is a party.

     5. The Purchase Agreement constitutes the valid and binding obligation of TPG, and is enforceable against TPG in accordance with its terms, except that such enforcement may be subject to bankruptcy, reorganization or other laws of general applicability to the rights of creditors and to general equitable principles.

St. Joe Industries, Inc.
_______________ __, 1995
Page 4


     This opinion may be relied upon by St. Joe Industries, Inc. and its lenders and by their respective counsel.
                                 Very truly yours,

                              EXHIBIT C


                      _______________ __, 1995


TPG Communications, Inc.
201 Main Street, Suite 2420
Fort Worth, Texas  76102

Gentlemen:

     We have served as counsel to St. Joe Industries, Inc. ("SJI"), in connection with the sale of all of the issued and outstanding stock of St. Joe Communications, Inc. ("SJCI") to TPG Communications, Inc. ("TPG"). SJCI owns all of the issued and outstanding common stock of Gulf Telephone Company ("Gulf"), Florala Telephone Company, Inc. ("Florala") and St. Joseph Telephone & Telegraph Company ("SJTT," collectively, with SJCI, Gulf and Florala, the "Subsidiaries"). This opinion is delivered to you pursuant to
Section 2.03(b)(vii) of that certain Stock Purchase Agreement dated as of September 1, 1995, between SJI and TPG (the "Purchase Agreement").

     In connection with rendering this opinion, we have examined such documents and records and have made such inquiries and investigations as we deem to be necessary and appropriate. We are of the opinion that:

     1. SJI and each of the Subsidiaries other than Florala is duly incorporated, validly existing and in good standing under the laws of the State of Florida and that Florala is duly incorporated, validly existing and in good standing under the laws of the State of Alabama. Each of the Subsidiaries is duly qualified to do

TPG Communications, Inc.
______________ __, 1995
Page 2

business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business or its ownership or use of property requires such qualification. SJI and each of the Subsidiaries has full corporate power to conduct its business as presently conducted and to own and/or operate the assets and properties now owned or operated by it.

     2. Each of the Subsidiaries possesses all of the material licenses, franchises, permits or other authorizations issued or issuable by federal, state, local or other governmental or quasi-governmental agencies, authorities or other entities necessary for the operation of its current businesses and, to the best of our knowledge and belief, all such licenses, franchises, permits and other authorizations are in full force and effect.

     3. SJI has the full corporate power and lawful authority to execute and deliver the Purchase Agreement and to consummate and perform the transactions contemplated thereby in the manner therein provided. The execution and delivery by SJI of the Purchase Agreement and the consummation and performance of the transactions contemplated thereby in the manner therein provided have been duly and validly authorized by all necessary corporate or other action.

     4. The execution and delivery by SJI of the Purchase Agreement and the consummation and performance by SJI of the

TPG Communications, Inc.
______________ __, 1995
Page 3

transactions contemplated thereby in the manner therein provided do not or will not (i) require the approval, consent or authorization of, or any filing with or notice to, any federal, state, local or other governmental agency or body or any other third party, other than (A) approvals, consents, authorizations, filings or notices of a character such that a failure to obtain, file or give them would not singly or in the aggregate have a material adverse effect on SJI or any of the Subsidiaries or otherwise impair or affect in any materially adverse manner the validity of the Purchase Agreement or prevent or hinder the consummation of the transactions contemplated thereby and (B) approvals, consents, authorizations, filings or notices which have been obtained, made or given, or (ii) conflict with or result in the uncured and unwaived breach or violation of any term or provision of, or constitute a default under or cause the acceleration of any payments pursuant to (A) the charter or by-laws of SJI or any of the Subsidiaries, (B) to the best of our knowledge and belief, any material indenture, mortgage, deed of trust, lease, contract note or note agreement or any other material agreement or instrument to which SJI or any of the Subsidiaries is a party or by which SJI or any of the Subsidiaries or any of their respective assets or properties is bound, (C) any material governmental license, franchise, permit or other authorization held by SJI or any of the Subsidiaries or (D) any law, rule or regulation or, to the best of our knowledge and belief, any judgment, order, writ, injunction, decree or award, of any court,

TPG Communications, Inc.
______________ __, 1995
Page 4

arbitrator or governmental agency or body to which SJI or any of the Subsidiaries is a party, noncompliance with which would have a material adverse effect on SJI or any of the Subsidiaries.

     5. The Purchase Agreement constitute the valid and binding obligation of SJI, and is enforceable against SJI in accordance with its terms, except that such enforcement may be subject to bankruptcy, reorganization or other laws of general applicability to the rights of creditors and to general equitable principles.

     6. The authorized capital stock of SJCI consists of 1,000 shares of common stock, all of which stock at the date of this letter has been issued and is outstanding and is owned by SJI of record, and to our knowledge, beneficially, free and clear, to our knowledge, of all liens, pledges, claims, security interests or other encumbrances of any nature whatsoever. All such shares are duly authorized, validly issued, fully paid and nonassessable. There are no preemptive rights with respect to any such shares pursuant to any statute, or the articles of incorporation or by-laws of SJCI. There are no outstanding agreements, subscriptions, options, warrants, convertible securities, calls, commitments or rights of any kind (contingent or otherwise) pertaining to the issuance by SJCI or purchase from SJCI of any securities of SJCI.

TPG Communications, Inc.
______________ __, 1995
Page 5

     7. The authorized capital stock of Gulf consists of 12,000 shares of common stock, 3,120 shares of which at the date of this letter have been issued and are outstanding and are owned by SJCI of record, and to our knowledge, beneficially, free and clear, to our knowledge, of all liens, pledges, claims, security interests or other encumbrances of any nature whatsoever. All such outstanding shares are duly authorized, validly issued, fully paid and nonassessable. There are no preemptive rights with respect to any shares of common stock pursuant to any statute, or the articles of incorporation or by-laws of Gulf. There are no outstanding agreements, subscriptions, options, warrants, convertible securities, calls, commitments or rights of any kind (contingent or otherwise) pertaining to the issuance by Gulf or purchase from Gulf of any securities of Gulf.

     8. The authorized capital stock of Florala consists of 560 shares of common stock and 1200 shares of preferred stock. At the date of this letter, (i) 557 shares of common stock have been issued and are outstanding, all of which are owned by SJCI of record, and to our knowledge, beneficially, free and clear, to our knowledge, of all liens, pledges, claims, security interests or other encumbrances of any nature whatsoever, and (ii) 402 shares of preferred stock are issued and are outstanding. All such outstanding shares are duly authorized, validly issued, fully paid and nonassessable. There are no preemptive rights with respect to

TPG Communications, Inc.
______________ __, 1995
Page 6

such shares of preferred stock pursuant to any statute, or the articles of incorporation or by-laws of Florala. There are no outstanding agreements, subscriptions, options, warrants, convertible securities, calls, commitments or rights of any kind (contingent or otherwise) pertaining to the issuance by Florala or purchase from Florala of any securities of Florala. Such preferred stock may be redeemed in accordance with the terms of the charter of Florala without, to our knowledge, the payment of sums or the undertaking of actions other than as specifically provided therein.

     9. The authorized capital stock of SJTT consists of 25,000 shares of common stock, 14,890 of which at the date of this letter have been issued and are outstanding and are owned by SJCI of record, and to our knowledge, beneficially, free and clear, to our knowledge, of all liens, pledges, claims, security interests or other encumbrances of any nature whatsoever. All such outstanding shares are duly authorized, validly issued, fully paid and nonassessable. There are no preemptive rights with respect to any such shares pursuant to any statute, or the articles of incorporation or by-laws of SJTT. There are no outstanding agreements, subscriptions, options, warrants, convertible securities, calls, commitments or rights of any kind (contingent or otherwise) pertaining to the issuance by SJTT or purchase from SJTT of any securities of SJTT.

TPG Communications, Inc.
______________ __, 1995
Page 7

     This opinion may be relied upon by TPG and its lenders and by their respective counsel.
                                 Very truly yours,